Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164020

PROSPECTUS

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

4,724,747 Shares of Common Stock

This prospectus relates to the resale of up to 4,724,747 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by this prospectus consist of 4,724,747 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock issued to the selling stockholders pursuant to the private placement entered into on October 29, 2009.  This prospectus does not include the following shares of common stock issued to the Selling Stockholders pursuant to the private placement: (i) 8,774,527 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock (ii) 13,499,274 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 13,499,274 shares of our common stock issuable pursuant to a make good escrow agreement, dated October 29, 2009.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 36). We will not receive any proceeds from the sales by the selling stockholders.  We may receive proceeds from any exercise of outstanding warrants. The selling shareholders and placement agent (and its designees) may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders or placement agent (or its designees) exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTCBB, under the symbol “LPIH.OB.” On March 4, 2010, the last sale price of our common stock on the OTCBB was $2.28 per share.

No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to the “Company,” “Longwei,” “we,” “our” and “us,” refer to Longwei Petroleum Investment Holding Limited, a Colorado corporation together with its subsidiaries.

Company History

We were incorporated under the laws of the State of Colorado on March 17, 2000 as Tabatha II, Inc.  On October 12, 2007, we changed our name to Longwei Petroleum Investment Holding Limited. On October 16, 2007, we entered into a Share Exchange Agreement and agreed to issue 69,000,000 shares of our common stock in exchange for 100% of the outstanding ownership units of Longwei Petroleum Investment Holding Limited (Longwei BVI), a British Virgin Islands entity.  This transaction was accounted for as a reverse acquisition. Longwei Petroleum Investment Holding Limited, formerly known as Tabatha II, Inc., did not have any operations and majority-voting control was transferred to Longwei BVI.  The transaction required a recapitalization of Longwei BVI. Since Longwei BVI acquired a controlling voting interest; it was deemed the accounting acquirer, while Longwei Petroleum Investment Holding Limited (formerly Tabatha II, Inc.) was deemed the legal acquirer.

Business Overview

We are an energy company that, through our subsidiaries, engages in oil and gas operations in the People’s Republic of China (PRC).  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  Our headquarters and primary facilities are located in Taiyuan, Shanxi Province (Shanxi). We purchase diesel, gasoline, fuel oil and kerosene (the “Products”) from various petroleum refineries in the PRC. We are 1 of 5 licensed intermediaries in Shanxi that operates its own large scale storage tanks and has the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. Our storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.  We seek to earn profits by selling our Products at competitive prices to large scale gas stations, coal plants and other power supply customers and small, independent gas stations. We also earn revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at a gas station located on our property in Taiyuan. The sales price and the cost basis of our Products are largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control.

For the six months ended December 31, 2009, we reported revenues of approximately $130.5 million, an increase of 33% from revenues of approximately $98.1 million reported for the six months ended December 31, 2008.  For the year ended June 30, 2009, we reported revenues of approximately $197 million, an increase of 37% from revenues of approximately $144 million reported for the year ended June 30, 2008.  We continued to expand our customer base and the pricing of our Products continued to follow a trend towards higher, more profitable pricing.

Our principal executive offices are located at No. 30 Guanghau Street, Xiaojingyu Xiang, Wan Bailin District, Shanxi Province, People’s Republic of China  030024 and our telephone number is (617) 699-6325. We maintain a website at www.longweipetro.com which contains a description of our company, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

The Offering

Common stock offered by the selling stockholders:	4,724,747 shares (1)

Common stock outstanding:	85,191,546 (2)

Use of proceeds:
We will not receive any proceeds from the sales by the selling stockholders.  We may receive proceeds from any exercise of outstanding warrants. The selling shareholders and placement agents may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders or placement agents’ exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Risk factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	LPIH.OB

(1)	Represents 4,724,747 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock.
(2)
Represents the number of shares of our common stock outstanding as of March 4, 2010, and excludes:
•   4,724,747 shares of our common stock issuable upon conversion of outstanding shares of Series A Preferred Stock, which shares are being offered by this prospectus;
•    8,774,527 shares of our common stock issuable upon conversion of outstanding shares of Series A Preferred Stock, which shares are not being offered by this prospectus;
•   13,499,274 shares of our common stock underlying outstanding warrants that are not being offered by this prospectus;
•   13,499,274 shares of our common stock issuable pursuant to a make good escrow agreement, dated October 29, 2009 that are not being offered by this prospectus and
•   1,349,927 shares of our common stock underlying outstanding placement agent warrants that are not being offered by this prospectus.

Issuance of Shares to the Selling Stockholders

On October 29, 2009, we entered in a securities purchase agreement with certain accredited investors pursuant to which we issued and sold 13,499,274 of our newly designated series A convertible preferred stock and warrants to purchase an aggregate of 13,499,274 shares of our common stock for an aggregate purchase price of $14,849,201.50.  National Securities Corporation acted as the lead placement agent on the private placement.

The series A preferred stock is convertible into shares of our common stock based on a one to one conversion ratio, at an initial conversion price of $1.10 per share, subject to adjustment.  The holders of our series A preferred stock do not have voting rights except as required by Colorado law.  In addition, so long as any shares of series A preferred stock are outstanding, we cannot, without the written consent of the holders of 75% of the then outstanding series A preferred stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in the certificate of designation) senior to or otherwise pari passu with the series A preferred stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (iii) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of series A preferred stock or the number of authorized shares of Preferred Stock, or (v) enter into any agreement with respect to the foregoing.  In the event of the liquidation, dissolution or winding up of the Company, The holders of our series A preferred stock shall be entitled to be paid out of the assets of the Company available therefore, an amount in cash equal to $1.10 per share of Series A Preferred Stock plus accrued and unpaid dividends.  No distribution shall be made on any junior securities by reason of any liquidation of the Company unless each holder of series A preferred stock shall have received all amounts in full to which such holder shall be entitled. The series A preferred stock holders shall be entitled to receive dividends payable at the rate of 6% of the liquidation price of each share of series A preferred stock, which is defined as $1.10, payable quarterly.  The series A preferred stock also contains limitations on exercise, including the limitation that the holders may not convert their shares to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of the Company’s outstanding shares of common stock.

The warrants are exercisable for a term of three years at an exercise price of $2.255 per share.  The warrants also contain anti-dilution provisions, including but not limited to, if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the warrants will automatically be reduced to such lower price and the number of shares to be issued upon exercise will be proportionately increased.  The warrants contain limitations on exercise, including the limitation that the holders may not convert their Series A Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of the Company’s outstanding shares of common stock.

Additionally, as further consideration for the transaction, we, along with the investors, entered into a make good escrow agreement with certain insiders of the Company who placed an aggregate of 13,499,274 shares of the Company’s common stock into escrow, to be distributed if certain financial milestones of the Company are not met.  Pursuant to the terms of the make good escrow agreement, if the After Tax Net Income reported in the Company’s 2010 Annual Report is less than $23,900,000, then the investors shall be entitled to receive on a “pro rata” basis, determined by dividing each investor’s investment amount by the aggregate of all investment amounts delivered to us by the investors, for no consideration other than their part of their respective investment amount at closing, some or all of the escrow shares determined according to the following formula:

E	Minus	C
((A / B) X D)
For the purposes of the foregoing formula:
A = Actual After Tax Net Income for 2010
B = 2010 Guaranteed ATNI  ($23,900,000)
C = Escrow Shares (13,499,274)
D = Initial Conversion Price of Series A Preferred Stock ($1.10)
E = Total Investment Amount ($14,849,201.50)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Prospective investors should carefully consider the risks described below and other information contained in this prospectus before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected. If this were to happen, the trading price of our common stock could decline significantly and investors in our common stock might lose all or a part of your investment.

Risks Related to Business Operations

We may be unable to manage our growth.

We are planning for rapid growth and intend to aggressively expand operations. The growth in the size and geographic range of our business will place significant demands on management and our operating systems. Our ability to manage growth effectively will depend on our ability to attract additional management personnel; to develop and improve operating systems; to hire, train, and manage an employee base; and to maintain adequate service capacity. Additionally, the proposed expansion of operations may require hiring additional management personnel to oversee procurement duties. We will also be required to rapidly expand operating systems and processes in order to support the projected increase in product demand. There can be no assurance that we will be able to effectively manage growth and build the infrastructure necessary to achieve growth as management has forecasted.

The strategy of acquiring complementary businesses and assets may fail which could reduce our ability to compete for customers.

As part of our business strategy, we have pursued, and intend to continue to pursue, selective strategic acquisitions of businesses, assets and technologies that complement our existing business. We intend to make other acquisitions in the future if suitable opportunities arise. Acquisitions involve uncertainties and risks, including:

•	potential ongoing financial obligations and unforeseen or hidden liabilities;

•	failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•	costs and difficulties of integrating acquired businesses and managing a larger business; and

•	diversion of resources and management attention.

The failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of your shares. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expense related to intangible assets.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

We currently consume a large amount of refined diesel and gasoline. While we try to adjust the sales price of the products to track international crude oil price fluctuations, our ability to pass on the increased cost resulting in diesel and gasoline price increases to our customers is dependent on international and domestic market conditions as well as the PRC government’s price control over refined petroleum products. For example, the international crude oil price reached its historically high level in July 2008, but we were not able to effectively pass the increased cost to its customers. Although the current price-setting mechanism for refined petroleum products in China allows the PRC government to adjust price in the PRC market when the average international crude oil price fluctuates beyond certain levels within a certain time period, the PRC government still retains discretion as to whether or when to adjust the refined petroleum products price. The PRC government will exercise certain price controls over refined petroleum products once international crude oil price experiences sustained growth or becomes significantly volatile. As a result, our results of operations and financial condition may be materially and adversely affected by the fluctuation of crude oil and refined petroleum product prices. Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control, such as the price of crude oil. For these reasons, comparing operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of future performance. Quarterly and annual revenues, costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Operating results in future quarters may fall below expectations. Any of these events could cause the price of our common stock to fall.

We rely heavily on outside suppliers for products derived from crude oil and other raw materials, and may even experience disruption of our ability to obtain products refined from crude oil and other raw materials.

We purchase a significant portion of our products from outside suppliers located in different provinces within the PRC. We are also aware that a large portion of our products originated in other countries.  We are subject to the political, geographical and economic risks associated with these other provinces and perhaps even the countries where the products have originated. If one or more of our material supply contracts were terminated or disrupted due to any natural disasters or political events, it is possible that we would not be able to find sufficient alternative sources of supply in a timely manner or on commercially reasonable terms. As a result, our business and financial condition would be materially and adversely affected.

Our business faces operation risks and natural disasters that may cause significant property damages, personal injuries and interruption of operations, and we may not have sufficient insurance coverage for all potential financial losses incurred.

Transporting petroleum products involves a number of operating hazards.  Significant operating hazards and natural disasters may cause interruption to business operations, property or environmental damages as well as personal injuries, and each of these incidents could have a material adverse effect on our financial condition and results of operations.

We do not yet maintain insurance coverage on our property, plant, equipment and inventory. However, preventative measures such as insurance may not be effective in any event and if we should acquire insurance coverage it may not be sufficient to cover all the financial losses caused by operation risks and potential natural disasters, among other risks. Losses incurred or payments required to be made by us due to operating hazards or natural disasters, which are not fully insured, may have a material adverse effect on our financial condition and results of operations.

Our success depends on our  ability to retain key personnel.

Our present and future performance will depend on the continued service of senior management personnel, key sales personnel, and consultants. The key employees include Cai Yongjun, the Company’s Chairman. The loss of the services of Mr. Cai could have an adverse effect on us. We do not have a long term employment agreement with Mr. Cai. We do not maintain any key man life insurance on any personnel.

We are dependent on third parties to transport our products, so their failure to transport the products could adversely affect our earnings, sales and geographic market.

We use third parties for the vast majority of our shipping and transportation needs. If these parties fail to deliver products in a timely fashion, including lack of available trucks or drivers, labor stoppages or if there is an increase in transportation costs, including increased fuel costs, it would have a material adverse effect on our earnings and could reduce our sales and geographic market.

We have limited business insurance coverage and potential liabilities could exceed our ability to pay them.

The insurance industry in the PRC is still at an early stage of development. Insurance companies in the PRC offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in the PRC. Any business disruption, litigation or natural disaster may result in substantial costs and the diversion of our resources.

Risks Related to Corporate Governance and Common Stock

Our common stock is classified as a “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our common stock will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for the Company’s stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock is subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

The market for penny stock has experienced numerous frauds and abuses which could adversely impact subscribers of our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We believe that many of these abuses have occurred with respect to the promotion of low price stock companies that lacked experienced management, adequate financial resources, an adequate business plan and/or marketable and successful business or product.

We are controlled by the officers and directors of the Company.

Our officers, directors and principal stockholders and their affiliates own or control a majority of our outstanding common stock. As a result, these stockholders, if acting together, would be able to effectively control matters requiring approval by our stockholders, including the election of our Board of Directors.

Our certificate of incorporation limits the liability of members of the Board of Directors.

Our certificate of incorporation limits the personal liability of the director of the Company for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, to the fullest extent allowed. We are organized under Colorado law. Accordingly, except in limited circumstances, our directors will not be liable to our stockholders for breach of their fiduciary duties.

Provisions of our certificate of incorporation, bylaws and Colorado corporate law have anti-takeover effects.

Some provisions in our certificate of incorporation and bylaws could delay or prevent a change in control of us, even if that change might be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that might make acquiring control of us difficult, including provisions limiting rights to call special meetings of stockholders and regulating the ability of our stockholders to nominate directors for election at annual meetings of our stockholders. In addition, our board of directors has the authority, without further approval of our stockholders, to issue common stock having such rights, preferences and privileges as the board of directors may determine. Any such issuance of common stock could, under some circumstances, have the effect of delaying or preventing a change in control of us and might adversely affect the rights of holders of common stock.

In addition, we are subject to Colorado statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of us. Anti-takeover provisions in our certificate of incorporation and bylaws, anti-takeover provisions that could be included in the common stock when issued and the Colorado statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the stockholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed by our shareholders or others as beneficial transactions.

Our internal financial reporting procedures are still being developed. During the fiscal year ending December 31, 2010, the Company will need to allocate significant resources to meet applicable internal financial reporting standards.

We have adopted disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we submit under the Securities Exchange Act of 1934, as amended, are recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act are accumulated and communicated to management, including principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. We are taking steps to develop and adopt appropriate disclosure controls and procedures.

These efforts require significant time and resources. If we are unable to establish appropriate internal financial reporting controls and procedures, our reported financial information may be inaccurate and we will encounter difficulties in the audit or review of our consolidated financial statements by our independent auditors, which in turn may have material adverse effects on our ability to prepare consolidated financial statements in accordance with generally accepted accounting principles in the United States of America and to comply with SEC reporting obligations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude the Company from accomplishing these critical functions. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with, Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5 (“AS 5”) which requires annual management assessments of the effectiveness of our internal controls over financial reporting.  Although we intend to augment our internal control procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404 and AS5. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain effective internal controls could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Shareholders may have difficulty trading and obtaining quotations for our common stock.

Our common stock may not be actively traded, and the bid and ask prices for our common stock on the OTCBB may fluctuate widely. As a result, shareholders may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

The market price of our common stock may, and is likely to continue to be, highly volatile and subject to wide fluctuations.

    The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
dilution caused by the issuance of additional shares of common stock and other forms of equity securities in connection with future capital financings to fund business operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions or other business initiatives by the Company’s competitors;
•	our ability to take advantage of new acquisitions or other business initiatives;
•	fluctuations in revenue from our petroleum products;
•	changes in the market for petroleum products and/or in the capital markets generally;
•	changes in the demand for petroleum products, including changes resulting from the introduction or expansion of new petroleum products;
•	quarterly variations in our revenues and operating expenses;
•	changes in the valuation of similarly situated companies, both in our industry and in other industries;
•	changes in analysts’ estimates affecting us, our competitors and/or our industry;
•	changes in the accounting methods used in or otherwise affecting our industry;
•	additions and departures of key personnel;
•	announcements of technological innovations or new products available to our industry;
•	announcements by relevant governments pertaining to incentives for biodegradable product development programs;
•	fluctuations in interest rates and the availability of capital in the capital markets; and
•	significant sales of our common stock, including sales by the investors following registration of the shares of common stock issued in future offerings by us.
These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, expenses that we incur, and other factors. If results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We are required to pay dividends under certain recent financing arrangements but otherwise we do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends payable to common stock shareholders for the foreseeable future.  We anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

Risks Related to the Company’s Corporate Structure

PRC laws and regulations governing our business and the validity of certain contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions which could result in significant disruptions to our operations and/or our ability to generate revenues.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our vendors and customers. We are considered a foreign person or foreign enterprise under PRC law.  These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our business. We cannot assure our shareholders that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi (“RMB”) into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our cash receipts are primarily derived from cash transfers from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay cash or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our common stock.

 Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could limit the ability of our PRC subsidiaries to distribute dividends or otherwise adversely affect the implementation of our acquisition strategy.

The PRC State Administration of Foreign Exchange (“SAFE”), issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company. The SAFE notices do not specify the timeframe during which such registration must be completed. The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of stock, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations. We have notified our shareholders who are PRC residents to register with the local SAFE branch as required under the SAFE notices. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these SAFE notices. The failure or inability of our  PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to us.

As it is uncertain how the SAFE notices will be interpreted or implemented, it is difficult to predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company, we cannot assure our shareholders or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. Our revenues and costs are denominated in RMB. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our RMB denominated financial assets into U.S. Dollars, as the U.S. Dollar is our reporting currency.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire. PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005 SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an "offshore special purpose company," for the purpose of overseas equity financing involving onshore assets or equity interests held by them.  In addition any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. After the SAFE notice, an implementation rule on the SAFE notice was issued on May 29, 2007 which provides for implementation guidance and supplements the procedures as provided in the SAFE notice.

Due to lack of official interpretation of SAFE notice and implementation rules, some of the terms and provisions in the SAFE remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption.  Based on the advice of our PRC counsel and after consultation with relevant SAFE officials, we believe the PRC resident shareholders of our parent company, Longwei Petroleum Investment Holdings Limited, were required to complete their respective SAFE registrations pursuant to the SAFE notice.  Moreover, because of uncertainty over how the SAFE notice and its implementation rules will be interpreted and implemented, and how or whether SAFE notice and implementation rules will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our or our parent company's PRC resident beneficial holders. In addition, such PRC residents may not always complete the necessary registration procedures required by the SAFE notice.  We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our or our parent company's PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary's ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

 This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling stockholders.  We may receive proceeds from any exercise of outstanding warrants. The selling shareholders and placement agents may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the selling shareholders or placement agents’ exercise the Warrants on a cashless basis, then we will not receive any proceeds.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol "LPIH.OB” since November 13, 2008.  The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

The closing price of our common stock on the OTC Bulletin Board on March 4, 2010 was $2.28 per share.

The following table sets forth the range of high and low sales prices as reported on the OTC Bulletin Board for the periods indicated.

	Sales Price
Year Ended June 30, 2009	High	Low
First quarter ended September 30, 2008	$--	$	--2
Second quarter ended December 31, 2008	$2.40		$0.20
Third quarter ended March 31, 2009	$0.51		$0.21
Fourth quarter ended June 30, 2009	$1.34		$0.27

	Sales Price
Year Ended June 30, 2010	High	Low
First quarter ended September 30, 2009	$1.69	$0.852
Second quarter ended December 31, 2009	$2.50	$1.32
Third quarter ended March 31, 2010 (through March 4, 2010)	$3.28	$2.15

Holders

As of February 12, 2010, an aggregate of 85,191,546 shares of our common stock were issued and outstanding and were owned by approximately 101 stockholders of record, based on information provided by our transfer agent.

Dividends

We have not paid any cash dividends to shareholders.  We are required to pay dividends on a quarterly basis to the holders of our outstanding series A preferred stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, unless required. We intend to reinvest earnings, if any, in our business operations.

Recent Sales of Unregistered Securities

On September 3, 2008, we issued a total of 1,200,000 shares of common stock to four entities in accordance with a settlement agreement dated May 27, 2008 for failure to timely register common stock underlying convertible debt issued to four entities on December 18, 2007.  An additional 5,000 shares of common stock were issued to a law firm for legal services provided in connection with the settlement agreement. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On February 9, 2009, we issued 15,000 shares of common stock to an entity for marketing services to be provided over a three month term.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On April 9, 2009, we entered into an agreement whereby we agreed that upon certain contingent events, we would issue 1,900,000 shares of common stock to an entity for marketing and investor relations services to be provided over a six month term.  The contingent events were met in May and June 2009, respectively.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

During May 2009, the holders of our convertible debt issued on December 18, 2007 agreed to convert a total of $436,000 of convertible debt, including $1,000 of accrued interest on the convertible debt, to 622,857 shares of common stock.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On June 12, 2009, we entered into four separate consulting agreements whereby we agreed to issue 1,909,967 shares of common stock to four individuals for consulting services previously rendered.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On June 30, 2009, the Company entered into a consulting agreement whereby the Company agreed to issue 25,000 shares of common stock valued at $24,750 to its Chief Financial Officer as partial compensation pursuant to the terms of the consulting agreement.  The consulting agreement is effective on July 1, 2009 for a three month term. The stock award was amortized over the three month term ending September 30, 2009. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

During June 2009, the holders of our convertible debt issued on December 18, 2007 agreed to convert a total of $865,000 of convertible debt to 1,235,714 shares of common stock.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On July 16, 2009, the Company completed a private placement with 4 investors and issued 234,484 shares of common stock for $76,000. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

During July 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $18,000 of convertible debt to 25,000 shares of common stock. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

During August 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $527,000 of convertible debt to 753,340 shares of common stock. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On August 18, 2009, a holder of certain stock warrants elected to exercise 357,143 stock warrants valued at $304,000 on a cashless basis. The Company issued 184,729 shares of common stock in accordance with the exercise notice. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On October 29, 2009, the Company entered in a securities purchase agreement with certain accredited investors pursuant to which the Company issued and sold 13,499,274 of its newly designated Series A Convertible Preferred Stock and warrants to purchase an aggregate of 13,499,274 shares of the Company’s common stock for an aggregate purchase price of $14,849,201.50.  National Securities Corporation acted as the lead placement agent on the private placement and was awarded 1,349,927 Warrants to purchase common stock under the same terms as the Investors.

The Series A Preferred Stock is convertible into shares of the Company’s common stock based on a one to one conversion ratio, at an initial conversion price of $1.10 per share, subject to adjustment.  The holders of the Company’s Series A Preferred Stock do not have voting rights except as required by Colorado law.  In addition, so long as any shares of Series A Preferred Stock are outstanding, the Company cannot, without the written consent of the holders of 75% of the then outstanding Series A Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in the certificate of designation) senior to or otherwise pari passu with the Series A Preferred Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock or the number of authorized shares of Preferred Stock, or (v) enter into any agreement with respect to the foregoing.  In the event of the liquidation, dissolution or winding up of the Company, the holders of the Company’s Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available therefore, an amount in cash equal to $1.10 per share of Series A Preferred Stock plus accrued and unpaid dividends.  No distribution shall be made on any junior securities by reason of any liquidation of the Company unless each holder of Series A Preferred Stock shall have received all amounts in full to which such holder shall be entitled. The Series A Preferred Stock holders shall be entitled to receive dividends payable at the rate of 6% of the Liquidation Price (which is defined as $1.10) payable quarterly.  The Series A Preferred Stock also contains limitations on exercise, including the limitation that the holders may not convert their shares to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of the Company’s outstanding shares of common stock.

The Warrants are exercisable for a term of three years at an exercise price of $2.255 per share.  The Warrants also contain anti-dilution provisions, including but not limited to, if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the Warrants will automatically be reduced to such lower price and the number of shares to be issued upon exercise will be proportionately increased.  The Warrants contain limitations on exercise, including the limitation that the holders may not convert their Series A Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of the Company’s outstanding shares of common stock.

Additionally, as further consideration for the transaction, the Company, along with the Investors, entered into a make good escrow agreement, or the Make Good Escrow Agreement with certain insiders of the Company who placed an aggregate of 13,499,274 shares of the Company’s common stock into escrow, or the Escrow Shares, to be distributed if certain financial milestones of the Company are not met.  Pursuant to the terms of the Make Good Escrow Agreement, if the After Tax Net Income reported in the Company’s 2010 Annual Report is less than $23,900,000 (subject to certain exclusions), then the Investors shall be entitled to receive on a “pro rata” basis (determined by dividing each Investor’s investment amount by the aggregate of all investment amounts delivered to the Company by the Investors under the Agreement) for no additional consideration.

In October and November 2009, the holders of the December 2007 convertible notes elected to convert approximately $187,000 in principle and interest on the convertible notes.  A total of approximately 267,000 shares of common stock were issued upon conversion.  Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

In October, 2009, the holders of 914,286 Class B Common Stock Purchase Warrants elected to convert the warrants to purchase the Company’s common stock on a cashless basis.  A total of 602,837 shares of common stock were issued to the holders upon exercise. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On October 26, 2009, the holders of 785,714 Class A Common Stock Purchase Warrants elected to exercise the warrants to purchase the Company’s common stock on a cashless basis.  A total of 477,122 shares of common stock were issued to the holders upon exercise. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

On October 26, 2009, the Company agreed to a new agreement with its Chief Financial Officer. The agreement is for a term of twelve months.  The Chief Financial Officer will be compensated approximately $10,000 per month. He also received a share award of 100,000 shares of common stock, 25,000 of which are immediately vested and 75,000 of which are subject to a vesting schedule over twelve months. Such securities have not been registered under the Securities Act of 1933. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.
In January 2010, certain Investors elected to convert a total of 600,000 shares of Series A Preferred Stock to 600,000 shares of the Company’s common stock.  The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

In January 2010, the remaining holder of 285,714 of Class B Common Stock Purchase Warrants elected to convert the stock warrants to purchase the Company’s common stock on a cashless basis.  A total of 107,339 shares of common stock were issued to the holder upon exercise. The issuance of these shares was exempted from registration pursuant to Section 4(2) of the Securities Act of 1933.

Equity Compensation Plan Information

The following table sets forth certain information as of June 30, 2009, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
	_________________	_________________	_________________
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	The weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None	-	-
Plans approved by
Security holders

Equity compensation	None	-	-
Plans not approved
By security holders
Total

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is designed to provide information that is supplemental to, and should be read together with, the Company’s consolidated financial statements and the accompanying notes contained in this Prospectus. Information in this Item 7 is intended to assist the reader in obtaining an understanding of the consolidated financial statements, the changes in certain key items in those financial statements from year to year, the primary factors that accounted for those changes, and any known trends or uncertainties that the Company is aware of that may have a material effect on the Company’s future performance, as well as how certain accounting principles affect the consolidated financial statements. MD&A includes the following sections:

•  Highlights and Executive Summary

•  Results of Operations—an analysis of the Company’s consolidated results of operations, for the two years presented in the consolidated financial statements

•  Liquidity and Capital Resources—an analysis of the effect of the Company’s operating, financing and investing activities on the Company’s liquidity and capital resources

•  Off-Balance Sheet Arrangements—a discussion of such commitments and arrangements

•  Critical Accounting Policies and Estimates—a discussion of accounting policies that require significant judgments and estimates

•  New Accounting Pronouncements—a summary and discussion of the Company’s plans for the adoption of relevant new accounting standards relevant

         The following discussion contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Prospectus particularly in "Special Note Regarding Forward-Looking Statements," "Market Data" and "Risk Factors."

Highlights and Executive Summary

We are an energy company that, through its subsidiaries, engages in oil and gas operations in the People’s Republic of China , or PRC.  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  Our headquarters and primary facilities are located in Taiyuan City, Shanxi Province, or Shanxi. Our second facility is located in Gujiao, Shanxi. The Gujiao facility increased our  storage capacity for its products from 50,000 metric tons to 120,000 metric tons. The Gujiao facility was acquired in January 2009 and began to operate and generate revenues and profits for us in October, 2009. We purchase diesel, gasoline, fuel oil and kerosene, or the Products, from various petroleum refineries in the PRC. We are 1 of 3 licensed intermediaries in Taiyuan City and the sole licensed intermediary in Gujiao that operates its own large scale storage tanks. We have the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. Our storage tanks have the largest storage capacity of any non-government controlled entity in Shanxi.  We seek to earn profits by selling our Products at competitive prices to large scale gas stations, coal plants, other power supply customers and small, independent gas stations. We also earns revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at gas stations located at each of our facilities. The sales price and the cost basis of our products are largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control.

For the three months ended December 31, 2009, the Company reported revenues of $71,236 thousand, an increase of 33% from revenues of $53,643 thousand reported for the three months ended December 31, 2008.  For the year ended June 30, 2009, we reported revenues of approximately $197 million, an increase of 37% from revenues of approximately $144 million reported for the year ended June 30, 2008.  The Company continued to expand its customer base. The new Gujiao facility also began to ship significant deliveries of Products during December 2009. The Gujiao facility generated $8,474 thousand in revenues while not at full capacity during the three months ended December 31, 2009. We believe Gujiao is on track to generate at least $40 million in revenues for the year ended June 30, 2010.

Results of Operations

The following tables set forth key components of the Company’s results of operations for the six and three months ended December 31, 2009 and 2008, respectively.  All numbers referenced herein are “in thousands”.

For the Six Months Ended December 31, 2009 Compared to the Six Months Ended December 31, 2008

	(In Thousands, Except per Share Data)
	2009	2008

Revenues	$130,597	$98,118
Costs of Sales	105,060	76,539
Gross Profit	25,537	21,579
Total Operating Expenses	1,407	2,210
Income From Operations	24,130	19,369
Other Income and Expenses	(14,320)	(116)
Provision for Income Taxes	(6,180)	(5,003)
Net Income	3,630	14,250
Foreign Currency Translation Adjustment	133	634
Comprehensive Income	$3,763	$14,884
Basic (Loss) Income Attributable to Common Shareholders Per Share	$(0.06)	$0.19
Diluted (Loss) Income Attributable to Common Shareholders Per Share	$(0.06)	$0.18

Revenues

Revenues for the six months ended December 31, 2009 were $130,597 thousand as compared to $98,118 thousand for the six months ended December 31, 2008. The increase of $32,479 thousand or 33% was primarily due to certain new customer contracts and an additional $8,474 thousand in revenues generated by the new Gujiao facility.  Additionally, the average sales price per metric ton of product the Company sold was $0.80 thousand  and $0.72 thousand  during the six months ended December 31, 2009 and 2008, respectively.

Costs of Sales

Costs of sales for the six months ended December 31, 2009 were $105,060 thousand as compared to $76,539 thousand for the six months ended December 31, 2008.  The increase of $28,521 thousand or 37% was primarily due to the revenue growth resulting from certain new customer contracts.  The Company’s gross profit was 20% and 22%, respectively, for the six months ended December 31, 2009 and 2008.  The average cost basis per metric ton of product the Company sold was $0.57 thousand  and $0.55 thousand  during the six months ended December 31, 2009 and 2008, respectively.

Operating Expenses

Operating expenses for the six months ended December 31, 2009 amounted to $1,407 thousand as compared to $2,210 thousand for the six months ended December 31, 2008.  The decrease of $803 thousand or 36% was primarily due to the curtailing of administrative costs in order to focus resources on the new Gujiao facility’s buildout.  Operating expenses for the remaining two quarters of the year ended June 30, 2010 should be more substantial. Management expects salaries of all employees in the PRC will be paid in cash.  Repairs and maintenance expense is likely to increase as a result of the initial operations of the Gujiao facility.

Net Income

Net income for the six months ended December 31, 2009 was $3,630 thousand as compared to $14,250 thousand for the six months ended December 31, 2008. In accordance with GAAP, the Company recorded a noncash adjustment to the fair value of its newly issued stock warrants and previously outstanding stock warrants totaling $14,276. If the noncash adjustment had not been necessary to record, the Company’s net income would have been $17,906 thousand, which would represent net income growth of 26% for the six months ended December 31, 2009 as compared to the six months ended December 31, 2008.

Basic and Diluted (Loss) Income Attributable to Common Shareholders per Share

The Company’s basic net (loss) income attributable to common shareholders per share was $(0.06) and $0.19 for the six months ended December 31, 2009 and 2008, respectively. The Company recorded a deemed dividend of $8,644 thousand, which is a noncash adjustment, during the six months ended December 31, 2009. The deemed dividend is a result of the calculation of the estimated fair market value of the stock the investor purchased less the purchase price of the stock. The deemed dividend is calculated by multiplying the number of shares of common stock that the Series A Preferred Stock is convertible into, or 13,499,274, by the difference between the fair market value of the Company’s common on October 29, 2009, or $2.05, less the purchase price of the Series A Preferred Stock, or $1.10 per share. As a result of the Series A Preferred Stock being immediately convertible into common stock, the deemed dividend is a one-time nonrecurring expense and does not result in any additional mark to market adjustment, expense, or adjustment to the Company’s basic and diluted (loss) income attributable to common shareholders per share in any future reporting period.

The Company’s diluted net (loss) income attributable to common shareholders per share was $(0.06) and $0.18 for the six months ended December 31, 2009 and 2008, respectively.

For the Three Months Ended December 31, 2009 Compared to the Three Months Ended December 31, 2008

	(In Thousands, Except per Share Data)
	2009	2008

Revenues	$71,236	$53,643
Costs of Sales	57,308	41,704
Gross Profit	13,928	11,939
Total Operating Expenses	862	43
Income From Operations	13,066	11,896
Other Income and Expenses	(13,238)	(98)
Provision for Income Taxes	(3,403)	(3,039)
Net (Loss) Income	(3,575)	8,759
Foreign Currency Translation Adjustment	6	(436)
Comprehensive (Loss) Income	$(3,569)	$8,323
Basic (Loss) Income Attributable to Common Shareholders Per Share	$(0.15)	$0.11
Diluted (Loss) Income Attributable to Common Shareholders Per Share	$(0.15)	$0.11

Revenues

Revenues for the three months ended December 31, 2009 were $71,236 thousand  as compared to $53,643 thousand  for the three months ended December 31, 2008. The increase of $17,593 or 33% was primarily due to certain new customer contracts and additional $8,474 thousand  revenues generated by the new Gujiao facility.  Additionally, the average sales price per metric ton of product the Company sold was $0.79 thousand and $0.70 thousand during the three months ended December 31, 2009 and 2008, respectively.

Costs of Sales

Costs of sales for the three months ended December 31, 2009 were $57,308 thousand as compared to $41,704 thousand for the three months ended December 31, 2008.  The increase of $15,604 thousand or 37% was primarily due to the revenue growth resulting from certain new customer contracts and the additional $8,474 thousand in revenues generated by the new Gujiao facility. The Company’s gross profit was 20% and 22%, respectively, for the three months ended December 31, 2009 and 2008.  The average cost basis per metric ton of product the Company sold was $0.62 thousand and $0.55 thousand during the three months ended December 31, 2009 and 2008, respectively.

Operating Expenses

Operating expenses for the three months ended December 31, 2009 amounted to $862 thousand as compared to $43 thousand for the three months ended December 31, 2008.  The increase of $819 thousand was primarily due to the increased administrative costs from the Gujiao facility. Management expects salaries of all employees in China will be paid in cash.  Repairs and maintenance expense is likely to increase as a result of the initial operations of the Gujiao facility.

Net (Loss) Income

Net (loss) income for the three months ended December 31, 2009 was $(3,575) thousand as compared to $8,759 thousand for the three months ended December 31, 2008, due to the reasons set forth above. In accordance with GAAP, the Company recorded a noncash adjustment to the fair value of its newly issued stock warrants and previously outstanding stock warrants totaling $13,220 thousand. If the noncash adjustment had not been necessary to record, the Company’s net income would have been $9,645 thousand, which would represent net income growth of 10% for the three months ended December 31, 2009 as compared to the three months ended December 31, 2008.

Basic and Diluted (Loss) Income Attributable to Common Shareholders per Share

  The Company’s basic net (loss) income attributable to common shareholders per share was $(0.15) and $0.11 for the three months ended December 31, 2009 and 2008, respectively. The Company recorded a deemed dividend of $8,644 thousand, which is a noncash adjustment, during the three months ended December 31, 2009. The deemed dividend is a result of the calculation of the estimated fair market value of the stock the investors purchased less the purchase price of the stock. The estimated deemed dividend is calculated by multiplying the number of shares of common stock that the Series A Preferred Stock is convertible into, or 13,499,274, by the difference between the fair market value of the Company’s common on October 29, 2009, or $2.05, less the purchase price of the Series A Preferred Stock, or $1.10 per share. As a result of the Series A Preferred Stock being immediately convertible into common stock, the deemed dividend is a one-time nonrecurring expense and does not result in any additional mark to market adjustment, expense, or adjustment to the Company’s basic and diluted (loss) income attributable to common shareholders per share in any future reporting period.

The Company’s diluted net (loss) income attributable to common shareholders per share was $(0.15) and $0.11 for the three months ended December 31, 2009 and 2008, respectively.

For the Year Ended June 30, 2009 Compared to the Year Ended June 30, 2008

	2009	2008
Revenues	$196,811	$143,788
Costs of Revenues	157,341	106,801
Gross Profit	39,470	36,987
Total Operating Expenses	7,667	4,863
Income From Operations	31,803	32,124
Other Income and Expenses	(906)	(1,747)
Provision for Income Taxes	(9,120)	(9,662)
Net Income	21,777	20,715
Foreign Currency Translation Adjustment	(1,372)	7,709
Comprehensive Income	$20,405	$28,424
Basic Earnings Per Share	$0.28	$0.28
Diluted Earnings Per Share	$0.28	$0.27

Revenues

Revenues for the year ended June 30, 2009 were $196,811 as compared to $143,788 for the year ended June 30, 2008. We generated increased revenues during the year ended June 30, 2009 as a result of certain new customer contracts.  Additionally, the average sales price per metric ton of product we sold was $0.8 and $0.7 during the years ended June 30, 2009 and 2008, respectively.

Costs of Sales

Costs of sales for the year ended June 30, 2009 were $157,341 as compared to $106,801 for the year ended June 30, 2008.  Our gross profit was 20% and 26%, respectively, for the years ended June 30, 2009 and 2008.  The average cost basis per metric ton of product we sold was $0.7 and $0.6 during the years ended June 30, 2009 and 2008, respectively.

Operating Expenses

Operating expenses for the years ended June 30, 2009 amounted to $7,667 as compared to $4,863 for the year ended June 30, 2008. Operating expenses in 2009 consisted of $3,664 in stock based compensation, $1,183 in repairs and maintenance and $1,108 in debt extinguishment expense, among others.  Operating expenses in 2008 consisted of $0 in stock based compensation, $2,549 in repairs and maintenance and $0 in debt extinguishment expense, among others. Management expects salaries of all employees in the PRC will be paid in cash.  However, consultants and others located outside of the PRC have been willing to accept stock based compensation in lieu of cash.  We have no plans to make stock based compensation a normal attribute of its employees and consultants’ contracts but it is likely some stock issuances for compensation will be awarded during the fiscal year ending June 30, 2010 and forward. The large stock based compensation awards granted during the year ended June 30, 2009 are not likely to be repeated during the year ended June 30, 2010. Repairs and maintenance expense is likely to increase as a result of the initial operations of the Gujiao facility.  Debt extinguishment expense was the result of a February 2009 settlement agreement with a group of investors. A similar expense is not expected to be incurred in the year ended June 30, 2010.

Net Income

Net income for the years ended June 30, 2009 was $21,777 as compared to $20,715 for the year ended June 30, 2008, due to the reasons set forth above. If the one-time expenses for stock compensation and debt extinguishment costs are removed, our year over year net income growth was approximated 28%.

Basic and Diluted Earnings per Share

Our basic net income per share was $0.28 and $0.28, respectively for the years ended June 30, 2009 and 2008, respectively.

Liquidity and Capital Resources

As of December 31, 2009, the Company’s current assets were $109,515 thousand and current liabilities were $25,579 thousand. Cash and cash equivalents totaled $12,556 thousand as of December 31, 2009.  Cash and cash equivalents totaled $7,308 as of June 30, 2009. The Company’s shareholders’ equity at December 31, 2009 was $128,173 thousand. The Company had cash (used in) provided by operating activities for the six months ended December 31, 2009 and 2008 of $(1,135) thousand and $2,917 thousand, respectively. The Company used approximately 85%, or $11,750 thousand of the gross proceeds from the October 2009 Financing to directly advance a refinery partner for future inventory purchases. Total advances to suppliers for the six months ended December 31, 2009 totaled $17,647 thousand. During the three months ended March 31, 2010, the Company expects significant deliveries of inventory to each of the Company’s two facilities.  We had cash provided by (used in) operating activities for the years ended June 30, 2009 and 2008 of $21,863 and $(172), respectively. The Company had net cash used in investing activities of $7,646 thousand and $1,994 thousand for the six months ended December 31, 2009 and 2008, respectively. During the six months ended December 31, 2009, the Company incurred $7,646 thousand in costs to refurbish and prepare the Gujiao facility in order for the facility to be fully operational as of January 1, 2010. During the six months ended December 31, 2008, the Company incurred $1,994 thousand in costs to refurbish the Company’s facilities at the Taiyuan facility.We had net cash used in investing activities of $(21,816) and $(28) for the years ended June 30, 2009 and 2008, respectively. The Company had net cash provided by financing activities of $13,896 thousand and $0 for the six months ended December 31, 2009 and 2008, respectively. The Company closed private placements for $13,820 thousand $76 thousand in net proceeds in October and July, 2009, respectively. The Company had net cash provided by financing activities of $0 and $2,100 for the years ended June 30, 2009 and 2008, respectively.

Off-Balance Sheet Arrangements

The Company does not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s results of operations and liquidity and capital resources are based on the Company’s consolidated financial statements, which have been prepared in accordance with GAAP. In connection with the preparation of consolidated financial statements, the Company is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. The assumptions, estimates and judgments included within these estimates are based on historical experience, current trends and other factors the Company believes to be relevant at the time the consolidated financial statements were prepared. On a regular basis, the accounting policies, assumptions, estimates and judgments are reviewed to ensure that the consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the assumptions and estimates, and such differences could be material.

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but are not limited to: (1) inventory costs and reserves; (2) asset impairments (3) and depreciable lives of assets. Future events and their effects cannot be predicted with certainty, and accordingly, accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. The Company evaluates and updates these assumptions and estimates on an ongoing basis and may employ outside experts to assist with these evaluations. Actual results could differ from the estimates that have been used.

Significant accounting policies are discussed in Note 1,  Summary of Significant Accounting Policies, to the accompanying consolidated financial statements. The Company believes the following accounting policies are the most critical to aid in fully understanding and evaluating the Company’s reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Inventories
The Company states its inventories at the lower of cost or market value and net of the cost of excess and obsolete items.

The determination of inventory valuation reserves requires management to make estimates and judgments on the future salability of inventories. Valuation reserves for excess, obsolete, and slow-moving inventory are estimated by comparing the inventory levels  in order to identify inventory for which the resale value or replacement value is less than the inventoriable cost. Other factors that management considers in determining these reserves include whether individual inventory parts meet current specifications and can be substituted for a part currently being sold or used as a service part, overall market conditions, and other inventory management initiatives.

Estimates of future product demand may prove to be inaccurate, in which case inventory may be understated or overstated the provision required for excess and obsolete inventories. In the future, if inventories are determined to be overvalued, the Company would be required to recognize such costs in cost of sales at the time of such determination. Likewise, if inventories are determined to be undervalued, costs of sales may have been over-reported in previous periods and the Company would be required to recognize such additional operating income at the time of sale.

Impairment of Long Lived Assets
The carrying amounts of long-lived assets are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts .

These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to recoverable amount. The recoverable amount is the greater of the net selling price and the value in use.  It is difficult to precisely estimate selling price because quoted market prices for the Company’s assets or cash-generating units are not readily available. In determining the value in use, expected cash flows generated by the asset or the cash-generating unit are discounted to their present value, which requires significant judgment relating to level of sales volume, selling price and amount of operating costs. The Company uses all readily available information in determining an amount that is a reasonable approximation of recoverable amount, including estimates based on reasonable and supportable assumptions and projections of sales volume, selling price and amount of operating costs.

Estimates contemplated by the Company with regard to the recoverability of carrying amounts for its long lived assets may prove to be inaccurate, in which case property, plant and equipment may be understated or overstated. In the future, if property, plant and equipment are determined to be overvalued, the Company would be required to recognize such costs in operating expenses at the time of such determination. Likewise, if property, plant and equipment are determined to be undervalued, operating expenses may have been over-reported in previous periods and the Company would be required to recognize such additional operating income at the time of sale.

Depreciable Lives
The estimated depreciable life of long lived assets is estimated upon the acquisition of assets
These assets are reviewed by management and assigned a specific depreciable life.  The depreciable life is used to estimate the term for which the assets cost basis should be depreciated or expense over.  The Company uses all readily available information in determining a depreciable life that is a reasonable approximation of the actual depreciable life of an asset.

Estimates for depreciable life contemplated by the Company may prove to be inaccurate, in which case property, plant and equipment may be understated or overstated. In the future, if property, plant and equipment are determined to be overvalued, the Company would be required to recognize such costs in operating expenses at the time of such determination. Likewise, if property, plant and equipment are determined to be undervalued, operating expenses may have been over-reported in previous periods and the Company would be required to recognize such additional operating income at the time of sale.

BUSINESS
Overview

We are an energy company that, through our subsidiaries, engages in oil and gas operations in the People’s Republic of China (PRC).  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  The Company’s headquarters and primary facilities are located in Taiyuan, Shanxi Province (Shanxi). We purchases diesel, gasoline, fuel oil and kerosene (Products) from various petroleum refineries in the PRC. We are 1 of 5 licensed intermediaries in Shanxi that operates its own large scale storage tanks and has the necessary licenses to operate and sell products not only in Shanxi but throughout the entire PRC.  Our storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.  We seek to earn profits by selling our products at competitive prices to large scale gas stations, coal plants and other power supply customers and small, independent gas stations. We also earn revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at a gas station located on our property in Taiyuan. The sales price and the cost basis of our products are largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control.

For the three months ended December 31, 2009, the Company reported revenues of $71,236 thousand, an increase of 33% from revenues of $53,643 thousand reported for the three months ended December 31, 2008.   For the year ended June 30, 2009, we reported revenues of approximately $197 million, an increase of 37% from revenues of approximately $144 million reported for the year ended June 30, 2008.  We continue to expand our customer base and the pricing of our Products continued to follow a trend towards higher, more profitable pricing.

Our profit margins by product and service category for 2009 and 2008 are provided below:

Average Profit Margins by Product or Service Type
Product	2009	2008
Diesel	12%	15%
Gasoline	17%	15%
Fuel Oil	12%	9%
Solvent Oil	19%	15%
Agency Fees	79%	84%

Customers

Our primary customers are large-scale gas stations, which represented approximately 45% and 55% of our revenues for the years ended June 30, 2009 and 2008, respectively.  These customers primarily buy diesel and gasoline. The second largest group of customers consists of coal plants which use diesel, gasoline and fuel oil for heat and solvents.  These customers represented approximately 45% and 35% of our revenues for the years ended June 30, 2009 and 2008, respectively. Our third largest group of customers consists of small, independent gas stations. These gas stations represented approximately 10% and 10% of our revenues for the years ended June 30, 2009 and 2008, respectively.  These gas stations buy gasoline and diesel.

Products

We purchase diesel, gasoline, fuel oil and kerosene from various petroleum refineries in the PRC.  We have historically sold large quantities of diesel and gasoline products and have a large and expanding supply chain in place. We do not generally modify the Products prior to sale. However, in some scenarios the Company will further refine and modify its Products upon the request of its customers.

Facilities

Taiyuan

We have two facilities where operations will be conducted in the future.  The facility in Taiyuan, Shanxi was our original facility and remains our headquarters today.  This facility has a total of 14 storage tanks with a capacity to store approximately 50,000 metric tons of Products.  All of our revenues earned during the years ended June 30, 2009 and 2008, respectively, were earned through this facility. We maintain delivery and distribution platforms, including a railroad and a vehicle loading and unloading station at this facility.

Gujiao

In July, 2007 we made an initial deposit of approximately $9.2 million on a $30.0 million purchase contract for the Company’s second facility in Gujiao, Shanxi (Gujiao Facility).  On June 30, 2009, we made the final payment on the purchase contract for approximately $7.1 million.  The Gujiao Facility has a total of 8 storage tanks with a capacity to store approximately 70,000 metric tons of our products. We are in the process of finalizing the restoration of this facility, which is currently estimated to be complete in January 2010.  Once the facility is restored, we will also maintain delivery and distribution platforms, including a railroad and a vehicle loading and unloading station at this facility.

Operating Licenses

We hold a Finish Oil Wholesale License (FO License), granted by the PRC government.  The FO License allows us to sell our products to wholesale customers and other users of gasoline, fuel oil and diesel oil.  This license must be renewed every 5 years.  We hold this license at the discretion of the PRC government.  We also hold a Dangerous Chemical Products Businesses License (DGP License) that allows us and our personnel to handle and transport gasoline and diesel oil.   The DGP License has to be renewed every 3 years.  The constitution of the PRC states that all mineral and oil resources belong to the PRC.  Without these licenses, we would not be able to sell our products.

Industry Overview and Market Opportunity

 According to www.Platts.com, the PRC is the second largest oil consumer in the world.  Platts also noted that in July, 2009, the PRC reached all-time highs in crude oil imports and refining rates and had an implied demand of approximately 35 million metric tons of oil.  Our operations are in Shanxi, which is a center of industrial operations and energy supply within the PRC.  We believe our Taiyuan facility is well positioned to continue revenue growth.  The Gujiao Facility is located within a dense industrial geography and is expected to generate significant revenue growth within its initial year of operations and going forward.  The two facilities have a combined storage capacity of 120,000 metric tons.

We believe there are four key market trends that will allow us to achieve substantial growth in the next five years.

1.	Oil consumption by the PRC is growing by 7.5%, according to the Institute for the Analysis of Global Security.
2.	Car ownership in the PRC is expected to grow at an annual rate of 19%. The Company's primary end users are individuals driving cars.
3.
The PRC currently imports 32% of its oil. We are located in a province in the PRC that does not have any oil refineries. Our storage tanks and strong supply network are extremely strong barriers to entry whereby the competitive marketplace is not lively to change dramatically in the future.

4.	A report by the International Energy Agency suggests that the PRC may surpass the Unites States in Oil imports by 2030.

Business Strengths

Storage Capacity

We have a distinct advantage over our competitors in Shanxi as a result of operating our facilities in Taiyuan and Gujiao. These two facilities, combined, represent the largest non-government operated petroleum storage and distribution facility in Shanxi.  The storage capacity is critical as there are no significant petroleum refineries operating in Shanxi as of the date of this report.  All petroleum products are imported to Shanxi from other provinces within the PRC.  Additionally, maintaining adequate and potentially excessive storage capacity allows us to be flexible and take advantage of pricing, supply and demand fluctuations within the marketplace.

Licenses to Operate

Our FO License allows the Company to operate throughout the PRC.  The FO License held by us is 1 of 17 such licenses currently effective within Shanxi.  Furthermore, only 4 of our non-government controlled competitors hold both the FO License and operate a significant storage facility.

 Business Strategy

Expansion of Customer Base

We continue to seek expansion of our customer base within Taiyuan City, Shanxi, and are focused on the development of our customer base at the Gujiao Facility.

Monitoring and Management of Market Pricing

We will continue to monitor and manage our current inventory, the level of demand for our products from our customers, and will continue to ensure our supply chain remains strong.

Acquistion of Additional Facilities

We will continue to seek out additional facilities with the intention of acquiring additional facilities in the future.  We expect to be successful with our operations at the Gujiao Facility.  Future potential acquisitions will be contemplated by our management with the knowledge and understanding we have gained from operations and business development work completed at both the Taiyuan and Gujiao facilities.  In general, we intend to review potential acquisitions of facilities that we believe will generate profits over the initial 5 year term for us that equals or exceeds the total purchase price of a new facility.

Company History

We were incorporated under the laws of the State of Colorado on March 17, 2000 as Tabatha II, Inc.  On October 12, 2007, we changed our name to Longwei Petroleum Investment Holding Limited. On October 16, 2007, we entered into a Share Exchange Agreement and agreed to issue 69,000,000 shares of our common stock in exchange for 100% of the outstanding ownership units of Longwei Petroleum Investment Holding Limited (Longwei BVI), a British Virgin Islands entity.  This transaction was accounted for as a reverse acquisition. Longwei Petroleum Investment Holding Limited, formerly known as Tabatha II, Inc., did not have any operations and majority-voting control was transferred to Longwei BVI.  The transaction required a recapitalization of Longwei BVI. Since Longwei BVI acquired a controlling voting interest; it was deemed the accounting acquirer, while Longwei Petroleum Investment Holding Limited (formerly Tabatha II, Inc.) was deemed the legal acquirer.

Research and Development

We do not currently conduct any research and development.

Supply Chain

We depend on suppliers, namely refineries, for inventory. The cost of inventory may fluctuate substantially and it is possible that our demand for inventory could be met with a short supply, may be available from only one or a limited number of suppliers, or may only be available from foreign suppliers. Increased costs or difficulties in obtaining inventory in the requisite quantities, or at all, could have a material adverse effect on our results of operations. The credit crisis and rapidly escalating raw material costs across a variety of industries created additional risks for our supplier base. In the fiscal year ending June 30, 2010, the Company’s suppliers could face financial difficulties as a result of the global economic downturn. We actively monitor our suppliers' financial condition, but to date we have no knowledge of significant concerns with the financial stability of any of our major suppliers.

We are dependent upon the ability of refinery suppliers to meet product specifications, standards and delivery schedules at anticipated costs. While we maintain a qualification and performance surveillance system to control risk associated with this reliance on third parties, the failure of suppliers or to meet commitments could adversely affect delivery schedules and profitability, while jeopardizing our ability to fulfill commitments to customers.

 Intellectual Property

We hold two Finish Oil Wholesale Licenses and two Dangerous Chemical Products Businesses Licenses.  These two licenses were initially acquired when we began operations in 1995.  These licenses do not appear on our balance sheets within the consolidated financial statements.  However, the FO Licenses have a renewable 5 year term and the DGP Licenses have a renewable 3 year term.  We consider these licenses to be extremely valuable and believe our operations would be severely impacted if these licenses were not maintained by us.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

Foreign Currency Translation Adjustment

Our operating subsidiaries purchase all products and render services in the PRC, and receive payment from customers in the PRC using RMB as the functional currency.  All of our customers and suppliers are located in the PRC. While our reporting currency is the U.S. Dollar, all of our consolidated revenues and the majority of consolidated operating costs and expenses are denominated in RMB. Substantially all of our assets and liabilities are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

We incurred a foreign currency translation adjustment of $(1,372) for the year ended June 30, 2009, as compared with the foreign currency translation adjustment of $7,709 for the year ended June 30, 2008.   On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. We implemented exchange rates in translating RMB into U.S. dollars in our financial statements for years ended June 30, 2009 and 2008, respectively.  Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates for the periods presented and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment to other comprehensive income, a component of shareholders’ equity.  If the RMB appreciates against the U.S. dollar, revenue and expenses would be higher than they would have been if there were no fluctuations in the currencies.  Conversely, if the RMB depreciates against the U.S. dollar, revenue and expenses would be lower than they would have been if there were no fluctuations in the currencies.

      Taxation, Fees and Royalty

Companies which operate petroleum and petrochemical businesses in China are subject to a variety of taxes, fees and royalties.

On March 26, 2006, the PRC government imposed a special oil income levy on revenues generated from the sale of domestically produced crude oil when the realized price exceeds US$ 40 per barrel. The special oil income levy has five levels and is calculated and charged according to the progressive ad valorem rates on the excess amounts. The levy is calculated on a monthly basis and collected on a quarterly basis. The applicable rate of the levy is determined based on the weighted average crude oil sale price of the exploration and production company of a particular month.

Starting from January 1, 2008, the general enterprise income tax rate imposed on entities, other than certain enterprises defined in the new Enterprise Income Tax Law of the PRC, shall be 25%.

According to the Notice on Implementing Reforms on Prices of Refined Products and Tax, starting from January 1, 2009, consumption tax on refined petroleum products were adjusted. Applicable tax, fees and royalties on refined petroleum products and other refined products generally payable by us or by other companies in similar industries are shown below.

Tax Item	Tax Base	Tax Rate
Enterprise income tax	Taxable income	25% starting from January 1, 2008.

Value-added tax	Revenue
13% for liquefied petroleum gas, natural gas, and low density polyethylene for production of agricultural film and fertilizers and 17% for other items. The Company generally charges value-added tax to the Company’s customers at the time of settlement on top of the selling prices of the Company’s products on behalf of the taxation authority. The Company may directly claim refund from the value-added tax collected from the Company’s customers of any value-added tax that the Company paid for (i) purchasing materials consumed during the production process; (ii) charges paid for drilling and other engineering services; and (iii) labor consumed during the production process.

Business tax	Revenue from pipeline transportation services	3%.

Consumption tax	Aggregate volume sold or self-consumed
RMB 1 per liter for gasoline, naphtha, solvent oil and lubricant; RMB 0.8 per liter for diesel, fuel oil and jet fuel. Prior to December 31, 2010, the consumption tax paid for imported naphtha for the production of ethylene and aromatic hydrocarbon will be refunded, and naphtha procured from domestic sources for the production of ethylene and aromatic hydrocarbon will remain tax-free. Consumption tax on jet fuel is currently exempted.

Import tariff	CIF China price	5% for gasoline, 6% for light diesel and 9% for jet kerosene. The actual applicable tax rate in 2009 for gasoline, diesel and jet kerosene is 1%.

Resource tax	Aggregate volume sold or self-consumed	RMB 14 to RMB 30 per tonne for crude oil. RMB 7 to RMB 15 per thousand cubic meters for natural gas.

City construction tax	Total amount of value-added tax, consumption tax and business tax	1%, 5% and 7%.

Education Surcharge	Total amount of value-added tax, consumption tax and business tax	3%.

Special Oil Income Levy	Any revenue derived from sale of domestically produced crude oil when the realized crude oil price exceeds US$ 40 per
Progressive rate of 20% to 40% for revenue derived from crude oil with realized price in excess of US$ 40 per barrel, i.e. 20% for the portion in excess of US$ 40 per barrel up to US$ 45 per barrel (inclusive); 25% for the portion in excess of US$ 45 per barrel up to US$ 50 per

Employees

We currently have 65 employees, including our officers. We expect that additional sales and installation staff will be required to close the prospects currently in our sales pipeline. We hope to keep our operating costs low by using supplemental contract labor and subcontracting portions of work to installers and other specialists, as is common in the construction industry. Our employees are not represented by any union.

Legal Proceedings

Other than routine litigation arising in the ordinary course of business that we do not expect, individually or in the aggregate, to have a material adverse effect on us, there is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

MANAGEMENT

The following table sets forth the names, ages, and positions of the Company’s executive officers and directors as of March 4, 2010.

Name	Age	Positions and Offices Held
Mr. Cai Yongjun	57	Chief Executive Officer and Director
Mr. James Crane	33	Chief Financial Officer
Mr. Xue Yongping	42	Secretary and Director

The following summarizes the occupation and business experience for the Company’s officers, directors, and key employees.  Executive officers are elected annually by the Company’s Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by the Company’s shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Cai Yongjun, Chief Executive Officer

Mr. Cai has been the founder and the Chief Executive of Taiyuan Longwei, the Company's wholly-owned subsidiary, since October 1995.  He has over 12 years experience in the trading, storage and handling of petroleum products. Mr. Cai acts as the general manager overseeing operations on a daily basis.  From 1995 to 1999, Mr. Cai attended Shanxi University where he majored in Business Administration.

Mr. Cai has had no involvement in certain legal proceedings as defined by Item 401(f) of Regulation S-K.

James Crane, Chief Financial Officer

Mr. Crane was appointed Chief Financial Officer on June 30, 2009. Mr. Crane is a certified public accountant licensed by the Commonwealth of Massachusetts and in good standing. Mr. Crane received a B.S. degree in Accountancy from Bentley University in May 1999. Mr. Crane was employed by Ernst & Young LLP from August 1999 through May 2001. Mr. Crane initially organized J. Crane & Company in September 1999.  Mr. Crane was a partner in the Lexington, Massachusetts professional services firm of Baker O’Connor, LLC from January 1, 2005 through June 30, 2006.  Mr. Crane then reorganized J. Crane & Company on July 1, 2006 and continues to operate J. Crane & Company through the date of this report. Mr. Crane has also served as Chief Financial Officer of Subaye, Inc. since October 2007. Subaye, Inc. is a public company listed on the Over the Counter Bulletin Board stock market in the United States of America.

Xue Yongping, Secretary and Treasurer

Ms. Xue has been director, secretary and treasurer since November 1998 of Taiyuan Longwei, the Company's wholly-owned subsidiary. From August 1994 until November 1998, she was the deputy manager for Taiyuan Hua Xin Trading Company, Ltd., where she served as the deputy general manager.  Taiyuan Hua Xin Trading Company is a wholesale petroleum company engaged in the selling of diesel and gasoline to other wholesale users.  From September 1991 to July 1994, Ms. Xue attended Shanxi Law School where she earned her law degree.

Family Relationships

None.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither us nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Our policies and procedures regarding transactions involving potential conflicts of interest are not in writing.  The Company understands that it will be difficult to enforce our policies and procedures and will rely and trust our officers and directors to follow our policies and procedures.  We will implement our policies and procedures by requiring the officer or director who is not in compliance with our policies and procedures to remove himself and the other officers and directors will decide how to implement the policies and procedures, accordingly.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

• the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

• convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

• subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

• found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and are required to furnish copies to us. To the best of our knowledge, any reports required to be filed are timely filed for the fiscal years ended June 30, 2009 and 2008, respectively.

Board Committees; Corporate Governance

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company does not currently have an audit committee. .We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

Auditors; Code of Ethics; Financial Expert

The Company does not have an audit committee financial expert.  However, Mr. Crane, the Company’s Chief Financial Officer, qualifies as an audit committee financial expert.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid to, or earned by the officers and directors of Longwei Petroleum Investment Holding Limited for the years ended June 30, 2009 and 2008, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Cai Yongjun, Chief Executive	2009	$11,217	0	0	0	0	0	0	$11,217
Officer, Director	2008	10,371	0	0	0	0	0	0	10,371

James Crane, Chief Financial Officer, principal Accounting Officer	2009	0	0	24,750	0	0	0	0	24,750
(3)	2008	0	0	0	0	0	0	0	0

Xue Yongping, Secretary and	2009	5,229	0	0	0	0	0	0	5,229
Director	2008	4,865	0	0	0	0	0	0	4,865

 (3)  James Crane was originally hired on June 30, 2009.  Mr. Crane receives cash compensation equal to $10,000 per month. On June 30, 2009 he was awarded 25,000 shares of common stock as compensation through September 30, 2009. On October 26, 2009 he was awarded an additional 100,000 shares as compensation for services to be rendered through October 26, 2010.

Director Compensation

Our directors do not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

   Certain Relationships and Related Transactions

We will present all possible transactions between us and our officers, directors or 5% shareholders, and our affiliates to the Board of Directors for their consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

Employment Agreements

On October 26, 2009, we entered into a consulting agreement with James Crane, our Chief Financial Officer pursuant to which Mr. Crane would provide certain consulting services, including serving in his current role as Chief Financial Officer for a period of twelve months, commencing on the date of the agreement, in consideration for which we would pay Mr. Crane (a) 68,000 Yuan per month and (b) 75,000 shares of our common stock, which shall vest on a monthly pro rata basis over the twelve month period beginning on the date of the Agreement. Additionally, pursuant to the terms of the agreement, we shall issue to Mr. Crane, 25,000 shares of our common stock upon execution of the agreement.  Pursuant to the terms of the agreement, the shares of our common stock issued to Mr. Crane shall have registration rights and thus be entitled to be registered on any registration statement field subsequent to the date of the agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth below, since the beginning of 2007, we have not entered into or been a participant in any transaction in which a related person had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of the company’s total assets for the last three completed fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of March 4, 2010 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned.

		(1)
Name and Address of Beneficial Owner (2)	Number of Shares Beneficially Owned	Percentage of Class
Cai Yongjun (3)	34,500,000	40.50%
Xue Yongping (4)	34,500,000	40.50%
James Crane (5)	125,000	*
All Directors and Officers (3 Persons)	69,125,000	81.14%

(1) Based upon 85,191,546 shares of stock issued and outstanding as of February 12, 2010
(2) Unless otherwise stated, the address for all the officers and directors is No.30 Guanghua Street, Xiaojingyu Xiang, Wanbailin District Taiyuan City, Shanxi Province, Shanxi, China.
(3) Cai Yongjun is the Chief Executive Officer and the Chairman of the Board of Directors of Longwei Petroleum Investment Holding Limited.
(4) Xue Yongping is Secretary and Director of Longwei petroleum Investment Holding Limited.
(5) James Crane is the Chief Financial Officer of Longwei Petroleum Investment Holding Limited.

*      Less than 1%

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders of up to 4,724,747 shares of our common stock, all of which are being registered for sale for the accounts of the selling stockholders and include  4,724,747 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock All of the securities being registered were issued pursuant to a private placement which we entered into on October 29, 2009. The table below does not include the following shares of common stock issued to the Selling Stockholders pursuant to the private placement entered into on October 29, 2009: (i) 8,774,527 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock (ii) 13,499,274 shares of our common stock issuable upon exercise of outstanding warrants and (iii) 13,499,274 shares of our common stock issuable pursuant to a make good escrow agreement, dated October 29, 2009.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Stockholder	Total Shares Held Including Shares of Common Stock and Shares Issuable Upon Full Conversion under the Note and/or exercise of the warrant (2)(3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering(1)(2)	Beneficial Ownership After the Offering(4)	Percentage of Common Stock Owned After Offering(4)
Taylor International Fund, Ltd. (5)	2,000,000	2.29%	350,000	2,000,000	2.29%	1,650,000	1.90%
William Hectler (6)	272,728	*	47,727	272,728	*	225,001	*
Suresh Madam (7)	136,364	*	23,864	136,364	*	112,500	*
Excalibur Special Opportunities LP (8)	1,545,454	1.78%	270,454	1,545,454	1.78%	1,275,000	1.47%
Lyman O. Heidtke (9)	181,818	*	31,818	181,818	*	150,000	*
Midsouth Investor Fund, LP (10)	727,272	*	127,273	727,272	*	599,999	*
Silver Rock II, Ltd. (11)	727,272	*	127,273	727,272	*	599,999	*
Ancora Greater China Fund, LP (12)	909,090	1.06%	159,091	909,090	1.06%	749,999	*
Chestnut Ridge Partners LP (13)	454,546	*	79,546	454,546	*	375,000	*
Brio Capital LP (14)	272,728	*	47,727	272,728	*	225,001	*
CNH Diversified Opportunities Master Account, LP (15)	909,090	1.06%	159,091	909,090	1.06%	749,999	*
Linden Growth Partners Master Fund, LP (16)	200,000	*	35,000	200,000	*	165,000	*
Whalehaven Capital Fund Ltd. (17)	454,546	*	79,546	454,546	*	375,000	*
The USX China Fund (18)	364,000	*	63,700	364,000	*	300,300	*
Trillion Growth China LP (19)	909,090	1.06%	159,091	909,090	1.06%	749,999	*
Trillion Growth China General Partner (20)	90,910	*	15,909	90,910	*	75,001	*
Alder Capital Partners I LP (21)	1,080,000	1.25%	189,000	1,080,000	1.25%	891,000	1.04%
Crescent International Ltd. (22)	600,000	*	105,000	600,000	*	495,000	*
Paragon Capital LP (23)	454,456	*	79,546	454,456	*	374,910	*
Whitebox Combined Partners LP (24)	3,054,546	3.46%	534,546	3,054,546	3.46%	2,520,000	2.87%
Pandora Select Partners LP (25)	1,818,182	2.09%	318,182	1,818,182	2.09%	1,500,000	1.73%
Whitebox Intermarket Partners LP (26)	581,818	*	101,818	581,818	*	480,000	*
Berdon Ventures (27)	181,818	*	31,818	181,818	*	150,000	*
Global Speculation LP (28)	200,000	*	35,000	200,000	*	165,000	*
DNL Ltd. (29)	600,000	*	105,000	600,000	* %	495,000	*
Rockmore Investment Master Fund Ltd. (30)	454,456	*	79,546	454,456	*	374,910	*
Hudson Bay Fund LP (31)	65,456	*	11,455	65,456	*	54,001	*
Hudson Bay Overseas Fund Ltd. (32)	116,634	*	20,364	116,634	*	96,270	*
Osmium Special Situations Fund Ltd. (33)	3,181,818	3.60%	556,818	3,181,818	3.60%	2,625,000	2.99%
NLM Ltd. (34)	1,000,000	1.16%	175,000	1,000,000	1.16%	825,000	*
Octagon Capital Partners (35)	272,728	*	47,727	272,728	*	225,001	*
Jayhawk Private Equity Fund II LP (36)	2,000,000	2.29%	350,000	2,000,000	2.29%	1,650,000	1.90%
JW Partners LP (37)	181,818	*	31,818	181,818	*	150,000	*
Royal Capital Management (38)	545,454	*	95,454	545,454	*	450,000	*
Cape One Financial LP (39)	181,818	*	31,818	181,818	*	150,000	*
Matthew Hayden (40)	272,728	*	47,727	272,728	*	225,001	*

*Less than 1%

(1)
These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

(2)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The number of shares of common stock outstanding as of February 9, 2010 was 84,747,020.

(3)
The Selling Stockholder may not to convert the series A preferred stock or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock.  Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4)	Assumes that all securities registered will be sold.

(5)
Includes 350,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Stephen S. Taylor has sole voting and dispositive power over the shares held by Taylor International Fund, Ltd.

(6)	Includes 47,727 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock.

(7)	Includes 23,864 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock.

(8)
Includes 270,454 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. William Hechter has sole voting and dispositive power over the shares held by Excalibur Special Opportunities LP.

(9)	Includes 31,818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock.

(10)
Includes 127,273 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Lyman O. Heidtke has sole voting and dispositive power over the shares held by Midsouth Investor Fund LP.

(11)
Includes 127,273 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Rima Salam has sole voting and dispositive power over the shares held by Silver Rock II Ltd.

(12)
Includes 159,091 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. John P. Michlitsch has sole voting and dispositive power over the shares held by Ancora Greater China Fund LP.

(13)
Includes 79,546 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Kenneth Pasternak has sole voting and dispositive power over the shares held by Chestnut Ridge Partners LP.

(14)
Includes 47,727 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Shaye Hirsch has sole voting and dispositive power over the shares held by Brio Capital LP.

(15)
Includes 159,091 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Todd Pulvino has sole voting and dispositive power over the shares held by CNH Diversified Opportunities Master Account LP.

(16)
Includes 35,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Lara S. Coviello has sole voting and dispositive power over the shares held by Linden Growth Partners Master Fund LP.

(17)
Includes (i) 272,728 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Brian Mazzella has sole voting and dispositive power over the shares held by Whalehaven Capital Fund Limited.

(18)
Includes 63,700 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Stephen L. Parr has sole voting and dispositive power over the shares held by The USX China Fund.

(19)
Includes 159,091 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Corey Mitchell has sole voting and dispositive power over the shares held by Trillion Growth China LP.

(20)
Includes 15,909 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Corey Mitchell has sole voting and dispositive power over the shares held by Trillion Growth China General Partner.

(21)
Includes 189,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Michael Licosati has sole voting and dispositive power over the shares held by Alder Capital Partners I LP.

(22)
Includes 105,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Maxi Brezzi and Bachir Taleb-Ibrahimi have shared voting and dispositive power over the shares held by Crescent International Ltd.

(23)
Includes 79,546 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Alan P. Donenfeld has sole voting and dispositive power over the shares held by Paragon Capital LP.

(24)
Includes 534,546 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Andrew J.Redleaf has sole voting and dispositive power over the shares held by Whitebox Combined Partners LP.

(25)
Includes 318,182 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Andrew J. Redleaf has sole voting and dispositive power over the shares held by Pandora Select Partners LP.

(26)
Includes 101,818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Andrew J. Redleaf has sole voting and dispositive power over the shares held by Whitebox Intermarket Partners LP.

(27)
Includes 31,818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Fredrick Berdon has sole voting and dispositive power over the shares held by Berdon Ventures LLC.

(28)
Includes 35,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock . Glen Bradford has sole voting and dispositive power over the shares held by Global Speculation LP.

(29)
Includes 105,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Glen Bradford has sole voting and dispositive power over the shares held by DNL Ltd.

(30)
Includes 79,546 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date hereo, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority.

(31)
Includes 11,455 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Jason Wild has sole voting and dispositive power over the shares held by Hudson Bay Fund LP.

(32)
Includes 20,364 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Sander Gerber has sole voting and dispositive power over the shares held by Hudson Bay Overseas Fund Ltd.

(33)
Includes 556,818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Chris Kuchanny has sole voting and dispositive power over the shares held by Osmium Special Situations Fund Ltd.

(34)
Includes 175,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Glen Bedford has sole voting and dispositive power over the shares held by NLM Ltd.

(35)
Includes 47,727 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Steven Hart has sole voting and dispositive power over the shares held by Octagon Capital Partners.

(36)
Includes 350,000 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Kent C. McCarthy has sole voting and dispositive power over the shares held by Jayhawk Private Equity Fund II, LP.

(37)
Includes 31.818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Jason Wild has sole voting and dispositive power over the shares held by JW Partners LP.

(38)
Includes 95,454 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Stephen Rider has sole voting and dispositive power over the shares held by Royal Capital Management.

(39)
Includes 31,818 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock. Reid Drescher has sole voting and dispositive power over the shares held by Cape One Financial LP.

(40)	Includes 47,727 shares of our common stock issuable upon conversion of outstanding shares of Series A convertible preferred stock.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.  If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 500,000,000 shares of common stock, no par value per share.  As of February 12, 2010 there were 85,191,546  common shares issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by the Company’s board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable.  Our Articles of Incorporation, Bylaws and the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of the Company’s securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock, no par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  On October 29, 2009, the Company designated 14,000,000 shares of preferred stock as series A preferred stock.  As of March 4, 2010, 12,899,274 shares of series A preferred stock were issued and outstanding.

The series A preferred stock is convertible into shares of our common stock based on a one to one conversion ratio, at an initial conversion price of $1.10 per share, subject to adjustment.  The holders of our series A preferred stock do not have voting rights except as required by Colorado law.  In addition, so long as any shares of series A preferred stock are outstanding, we cannot, without the written consent of the holders of 75% of the then outstanding series A preferred stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in the certificate of designation) senior to or otherwise pari passu with the series A preferred stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (iii) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of series A preferred stock or the number of authorized shares of Preferred Stock, or (v) enter into any agreement with respect to the foregoing.  In the event of the liquidation, dissolution or winding up of the Company, The holders of our series A preferred stock shall be entitled to be paid out of the assets of the Company available therefore, an amount in cash equal to $1.10 per share of Series A Preferred Stock plus accrued and unpaid dividends.  No distribution shall be made on any junior securities by reason of any liquidation of the Company unless each holder of series A preferred stock shall have received all amounts in full to which such holder shall be entitled. The series A preferred stock holders shall be entitled to receive dividends payable at the rate of 6% of the liquidation price of each share of series A preferred stock, which is defined as $1.10, payable quarterly.  The series A preferred stock also contains limitations on exercise, including the limitation that the holders may not convert their shares to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.9% of the Company’s outstanding shares of common stock.

Dividends

The Company has not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of the Company’s board of directors and depends  upon the Company’s earnings, if any, the Company’s capital requirements and financial position, the Company’s general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company’s business operations.

Warrants

As of March 4, 2010, there are 14,563,487 outstanding warrants to purchase the Company’s securities.

Options

As of March 4, 2010, there are no options to purchase the Company’s securities issued or outstanding.

Registration Rights

On October 26, 2009, we entered into a consulting agreement with James Crane, our Chief Financial Officer pursuant to which Mr. Crane would provide certain consulting services, including serving in his current role as Chief Financial Officer for a period of twelve months, commencing on the date of the agreement, in consideration for which we would pay Mr. Crane (a) 68,000 Yuan per month and (b) 75,000 shares of our common stock, which shall vest on a monthly pro rata basis over the twelve month period beginning on the date of the Agreement. Additionally, pursuant to the terms of the agreement, we shall issue to Mr. Crane, 25,000 shares of our common stock upon execution of the agreement.  Pursuant to the terms of the agreement, the shares of our common stock issued to Mr. Crane shall have registration rights and thus be entitled to be registered on any registration statement field subsequent to the date of the agreement.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Indemnification of Directors and Officers

The Company’s directors and officers are indemnified as provided by the Colorado Statutes and the Company’s Bylaws. The Company has agreed to indemnify each of the Company’s directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, The Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the Company’s payment of expenses incurred or paid by the Company’s director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Company will, unless in the opinion of the Company’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing to the extent and for the periods indicated in their report appearing elsewhere herein.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006 has passed upon the validity of the shares of common stock to be sold in this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: No. 30 Guanghau Street, Xiaojingyu Xiang, Wan Bailin District, Shanxi Province, People’s Republic of China  030024.

Longwei Petroleum Investment Holding Limited and Subsidiaries

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Russell E. Anderson, CPA
Scott L. Farnes

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

www.cpaone.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Longwei Petroleum Investment Holding Limited

We have audited the accompanying consolidated balance sheets of Longwei Petroleum Investment Holding Limited (the “Company”) as of June 30, 2009 and 2008, and the related statements of operations and other comprehensive income, stockholders’ equity, and cash flows for the years ended June 30, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are  appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Longwei Petroleum Investment Holding Limited as of June 30, 2009 and 2008, and the related statements of operations and other comprehensive income, stockholders’ equity and cash flows for the years ended June 30, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
October 12, 2009
Salt Lake City, Utah

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Balance Sheets

	As of June 30,
	2009	2008
Assets	(In Thousands,
Current Assets:

Cash	$7,308	$8,633
Accounts Receivable, Net of Allowance for Doubtful Accounts of $0 in 2009 and $0 in 2008	26,796	12,134
Inventories	13,976	29,053
Advances to Suppliers	35,317	28,327
Deposits	—	73

Total Current Assets	83,397	78,220

Long Term Deposits	-	12,611
Property Plant and Equipment, Net	36,745	2,637

Total Assets	$120,142	$93,468

Liabilities and Shareholders' Equity
Current Liabilities:

Accounts Payable	$2,275	$964
Convertible Notes Payable, Net of Discount of $0 and $595	800	1,508
Taxes Payable	2,144	2,455

Total Current Liabilities	5,219	4,927

Total Liabilities	5,219	4,927

Commitments and Contingencies

Shareholders' Equity:

Preferred Stock, No Par Value, 100,000,000 Shares Authorized, 0 Issued and Outstanding as of June 30, 2009 and 2008	-	-
Common Stock, No Par Value; 500,000,000 Shares Authorized; 81,852,831 and 76,205,000 Issued and Outstanding as of June 30, 2009 and 2008	11,949	7,009
Shares to be Issued	126	-
Stock Subscription Receivable	(76)	-
Deferred Stock Based Compensation	(25)	-
Additional Paid-in Capital	2,540	1,528
Retained Earnings	90,519	68,742
Other Comprehensive Income	9,890	11,262

Total Shareholders' Equity	114,923	88,541

Total Liabilities and Shareholders' Equity	$120,142	$93,468

The accompanying notes to these consolidated financial statements are an integral part of these balance sheets.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Statements of Operations and Other Comprehensive Income

	For the Years Ended June 30,
	2009	2008
	(In Thousands, Except Per Share Data)

Net Sales	$196,811	$143,788

Cost of Sales	157,341	106,801

Gross Profit	39,470	36,987

Operating Expenses
Stock Based Compensation	3,664	—
General and Administrative Expenses	4,003	4,863
Total Operating Expenses	7,667	4,863

Operating Income	31,803	32,124

Other Income and Expenses, Net	(620)	(1,702)
Interest Expense	(286)	(45)

Income Before Income Tax Expense	30,897	30,377

Income Tax Expense	(9,120)	(9,662)

Net Income	21,777	20,715

Foreign Currency Translation Adjustment	(1,372)	7,709

Comprehensive Income	$20,405	$28,424

Earnings per Common Share:
Basic	$0.28	$0.28

Diluted	$0.28	$0.27

Weighted Average Common Shares Outstanding:
Basic	76,537	73,341

Diluted	78,524	75,739

The accompanying notes to consolidated financial statements are an integral part of these statements.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Statement of Changes in Shareholders' Equity
(In Thousands)

	Common Stock
	Shares Issued	No Par Value	Shares to be Issued	Deferred Stock Based Compensation	Stock Subscription Receivable	Additional Paid in Capital	Other Compre-hensive I ncome	Retained Earnings	Total Stockholder’s Equity
Balance, June 30, 2007	69,000,000	$6,067	$-	$-	$-	$-	$3,553	$48,124	$57,744
Share Exchange	6,000,000	98	-	-	-	-	-	(97)	1
Issuance of Detachable Stock Warrants	-	-	-	-	-	1,528	-	-	1,528
Issuance of Stock For Registration Rights Penalty	1,205,000	844	-	-	-	-	-	-	844
Unrealized Loss on Available for Sale Marketable Securities	-	-	-	-	-	-	7,709	-	7,709
Net Income	-	-	-	-	-	-	-	20,715	20,715
Balance, June 30, 2008	76,205,000	7,009	-	-	-	1,528	11,262	68,742	88,541
Issuance of Stock For Conversion of Debt	1,822,864	1,276	25	-		-	-	-	1,301
Issuance of Stock for Cash	-	-	76	-	(76)	-	-	-	-
Debt Extinguishment	-	-	-	-	-	1,012	-	-	1,012
Stock Based Compensation	3,824,967	3,664	25	(25)	-	-	-	-	3,664
Unrealized Loss on Available for Sale Marketable Securities	-	-	-	-	-	-	(1,372)	-	(1,372)
Net Loss	-	-	-	-	-	-	-	21,777	21,777
Balance, June 30, 2009	81,852,831	$11,949	126	$(25)	$(76)	2,540	$9,890	$90,519	$114,923

The accompanying notes to these consolidated financial statements are an integral part of these statements.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended June, 30,
	2009	2008
	(In Thousands)
Cash Flows From Operating Activities:
Net Income	$21,7777	$20,715

Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities—
Depreciation and Amortization	392	359
Stock Based Compensation	3,664	891
Debt Extinguishment	1,108	-
Amortization of Debt Discount	592	-
Stock Issued for Registration Rights Penalty	—	844
(Increase) Decrease in Assets—
Accounts Receivable	(14,662)	(6,305)
Inventories	15,077	(8,644)
Advances to Suppliers	(6,990)	2,251
Income Taxes Receivable	-	1,475
Other Current Assets	-	(69)
Deposits	-	(11,888)
Increase (Decrease) in Liabilities —
Accounts Payable	1,216	840
Advances From Customers	-	(1,819)
Taxes Payable	(311)	1,220
Other Current Liabilities	-	(42)

Net Cash Provided By (Used in) Operating activities	21,863	(172)

Cash Flows From Investing Activities:
Purchase of Land and Buildings	(21,816)	(28)

Net Cash Used in Investing Activities	(21,816)	(28)

Cash Flows From Financing Activities:
Proceeds From Issuance of Convertible Debt	-	2,100

Net Cash Provided By (Used in) Financing activities	-	2,100

Effect of Exchange Rate Changes in Cash	(1,372)	673

(Decrease) Increase in Cash	(1,325)	2,573

Cash, Beginning of Year	8,633	6,060

Cash, End of Year	$7,308	$8,633

Supplemental Cash Flow Information:
Cash Paid During the Year for
Interest, Net of Amounts Capitalized	$168	$-
Income Taxes	$9,431	$8,186
Supplemental Schedule of Noncash Investing and Financing Activities:
None	$-	$-

The accompanying notes to consolidated financial statements are an integral part of these statements.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Footnotes to the Consolidated Financial Statements
For the Years Ended June 30, 2009 and 2008

NOTE 1 - NATURE OF BUSINESS

Longwei Petroleum Investment Holding, Limited (the “Company”) is an energy company that, through its subsidiaries, engages in oil and gas operations in the People’s Republic of China (“PRC”).  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  The Company’s headquarters and primary facilities are located in Taiyuan, Shanxi Province (“Shanxi”). The Company purchases diesel, gasoline, fuel oil and kerosene (the “Products”) from various petroleum refineries in the PRC. The Company is 1 of 5 licensed intermediaries in Shanxi that operates its own large scale storage tanks and has the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. The Company’s storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.  The Company seeks to earn profits by selling its Products at competitive prices to large scale gas stations, coal plants and other power supply customers and small, independent gas stations. The Company also earns revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at a gas station located on the Company’s property in Taiyuan. The sales price and the cost basis of the Company’s products are largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond the Company’s control.

The Company was incorporated under the laws of the State of Colorado on March 17, 2000 as Tabatha II, Inc.  On October 12, 2007, the Company changed its name to Longwei Petroleum Investment Holding, Limited.

Control by Principal Shareholders

The Company’s directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets or business.

Financial Statements Presented

On October 16, 2007, the Company entered into a Share Exchange Agreement and agreed to issue 69,000,000 shares of its common stock in exchange for 100% of the outstanding ownership units of Longwei Petroleum Investment Holding Limited, (“Longwei BVI”) a British Virgin Islands entity.  This transaction was accounted for as a reverse acquisition. Longwei Petroleum Investment Holding Limited, formerly known as Tabatha II, Inc., did not have any operations and majority-voting control was transferred to Longwei BVI.  The transaction also requires a recapitalization of Longwei BVI. Since Longwei BVI acquired a controlling voting interest; it was deemed the accounting acquirer, while Longwei Petroleum Investment Holding Limited (formerly Tabatha II, Inc.) was deemed the legal acquirer.

The historical consolidated financial statements of the Company are those of Longwei BVI, and of the consolidated entities from October 16, 2007, the date of merger, and subsequent.  The consolidated financial statements for the Company for the years ended June 30, 2009 and 2008 include the financial statements of Longwei Petroleum Investment Holding Limited, Longwei BVI, Longwei BVI’s subsidiary Taiyuan Yahua Energy Conversion Ltd. (“Taiyuan Yahua”),  Taiyuan Longwei Economy & Trading Co., Ltd., a subsidiary of Taiyuan Yahua and Shanxi Heitan Zhingyou Petrochemical Co., Ltd. Intercompany transactions and balances are eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with GAAP.

Subsidiaries	State and Countries Registered In	Percentage of Ownership
Longwei Petroleum Investment Holding Limited	British Virgin Islands	100.00%
Taiyuan Yahua Energy Conversion Ltd.	People’s Republic of China	100.00%
Taiyuan Longwei Economy & Trading Ltd.	People’s Republic of China	100.00%
Shanxi Heitan Zhingyou Petrochemical Co., Ltd	People’s Republic of China	100.00%	(a)

(a)
A total of 95% of the ownership units are held by the Company. The remaining 5% of the ownership units are held in trust by an individual who is also an employee of the Company. This ownership structure is organized as such due to PRC business ownership laws.

Cash and Cash Equivalents

For purposes of the consolidated balance sheets and cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

Concentrations of Credit Risk

Cash includes cash on hand and demand deposits in accounts maintained at banks within the PRC. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash.  The Company maintains cash balances at financial institutions which do not provide for insurance against lost funds. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Advances to Suppliers

Advances to suppliers represents cash paid in advance for purchases of inventory from suppliers.  The Company locks in prices with suppliers in advance by using the Company’s cash resources.  The Company expects to maintain this level of advances in the future to ensure that the Company has adequate supplies and can obtain the best possible price for the Company’s inventory for each purchase. The Company does not foresee potential losses being possible with regard to these advances as a result of the suppliers being large enterprises that have significant controls placed on them by the PRC government.  The Company has not had to make any historical adjustments to these accounts for any deficiencies or negative impacts related to the Company’s suppliers.  The Company receives preferential pricing by paying in advance because the Company receives a discount from the spot price and the Company locks in the price, which provides us with greater profitability.

Inventory

Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. There were no declines in net realizable value of inventory for the years ended June 30, 2009 and 2008.

Property Plant and Equipment

Property and equipment is located at the Company’s facilities in Taiyuan City and Gujiao City in the PRC and is recorded at cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. The Company generally uses the following depreciable lives for its major classifications of property and equipment:

Description	Useful Lives
Land and Buildings	20 years
Heavy Machinery and Production Equipment	8-20 years
Railway	20 years
Motor Vehicles	5 years

Valuation of Long-Lived Assets

Long-lived tangible assets and definite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, the Company recognizes an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent from other groups of assets. The evaluation of long-lived assets requires the Company to use estimates of future cash flows. However, actual cash flows may differ from the estimated future cash flows used in these impairment tests. As of June 30, 2009, management does not believe any of the Company’s assets were impaired.

Goodwill and Intangible Assets

The Company utilizes the purchase method of accounting for any business combinations initiated after June 30, 2002, and further clarifies the criteria to recognize intangible assets separately from goodwill. Goodwill and indefinite−life intangible assets are not amortized but are reviewed for impairment annually.

Comprehensive Income

Accumulated other comprehensive income represents unrealized gains and losses on marketable securities held by the Company, which are included in the consolidated statement of shareholders’ equity.

Revenue Recognition

The Company records revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured.

The Company negotiates contracts with its customers, which may include revenue arrangements with multiple deliverables. The Company’s accounting policies are defined such that each deliverable under a contract is accounted for separately. Historically, the Company has not entered into contracts with its customers that provided for multiple deliverables.

The Company derives the bulk of its revenue from sales of gasoline, diesel, kerosene and fuel oil. These product sales revenues are recognized when customers take possession of goods in accordance with the terms of purchase order agreements that evidence agreed upon pricing and when collectibility is reasonably assured. Cost of revenues for product sales include costs to purchase and transport the product to the Company, costs to deliver the goods to the customer and depreciation on product storage and delivery equipment.

Agency fee revenues consists of fees charged to small fuel distributors who lack the required licenses to purchase directly from large refineries. The Company allocates a portion of its purchasing quota to these customers for a fee similar to a sales commission. Agency fee revenues is recognized when there is evidence of an arrangement that specifies pricing and irrevocable allocation of a portion of the Company’s purchase quota and collection has occurred. Cost of agency service revenues consists primarily of selling commissions.

Stock-Based Compensation

The Company does not have a formal stock option plan.

All shares based payments to employees, consultants and others are required to be recognized in the consolidated financial statements based on the estimated fair value of the  equity award.

Stock-based compensation cost includes: compensation cost for the portions of all share-based payments granted to consultants, based on the grant date fair value estimated in accordance revelant accounting guidance amortized on a straight-line basis over the vesting period of the stock awards.

Advertising

Advertising costs are expensed as incurred.

Reclassification

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial statements presentation. Such reclassification had no effect on net income, total assets or total liabilities.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The Company follows appropriate accounting guidance with regard to the accounting for uncertainty in tax positions taken or expected to be taken in a return. The Company reviews guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Net Earnings Per Share

Basic gain or loss per share is computed by dividing the gain or loss available to common stockholders (as the numerator) by the weighted-average number of common shares outstanding (as the denominator). Diluted gain or loss per share is computed similar to basic gain or loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential common stock (including common stock equivalents) had all been issued, and if such additional common shares were dilutive. If the additional common shares are anti-dilutive, they are not added to the denominator in the calculation. Where there is a loss, the inclusion of additional common shares is anti-dilutive (since the increased number of shares reduces the per share loss available to common stock holders).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  The consolidated financial statements include some amounts that are based on management’s best estimates and judgments.  Significant estimates include the stock based compensation, warrant liabilities, depreciation, amortization, useful lives of fixed assets and intangible assets, and tax liabilities. These estimates may be adjusted as more current information becomes available, and any future adjustments could be significant in nature to the consolidated financial statements taken as a whole.

NOTE 3 – ACCOUNTS RECEIVABLE

The Company’s business operations are conducted in the PRC. During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if an allowance for doubtful accounts is necessary and adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Through the date of these financial statements, the Company has never experienced a significant bad debt.  As  result, no allowance for doubtful accounts has been recorded. Trade accounts receivable at June 30, 2009 and June 30, 2008 consisted of the following:

	June 30, 2009 (in thousands)	June 30, 2008 (in thousands)

Trade Accounts Receivable	$26,796	$12,134
Less: Allowance for Doubtful Accounts	-	-
Totals	$26,796	$12,134

NOTE 4 – INVENTORIES

As of June 30, 2009 and 2008, inventory consisted of significant quantities of diesel oil and gasoline, among others, as outlined herein:

	June 30, 2009 (in thousands)	June 30, 2008 (in thousands)

Diesel Oil	$7,951	$16,433
Gasoline	6,025	12,620
Fuel Oil	-	-
White Spirit	-	-
Total	$13,976	$29,053

NOTE 5 – ADVANCES TO SUPPLIERS

As of June 30, 2009 and 2008, advances to suppliers consisted of significant deposits on account with the Company’s refinery partners.  The deposits are held by the Company’s refinery partners to ensure that the delivery of inventory to the Company is made in a timely manner.  The Company attempts to maintain a significant balance on account with refinery partners with the expectation of receiving preferential pricing from the refinery partners.

	June 30, 2009 (in thousands)	June 30, 2008 (in thousands)

Advances to Suppliers	$35,317	$28,327
Other	-	-
Total	$35,317	$28,327

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	June 30, 2009 (in thousands)	June 30, 2008 (in thousands)

Land and Buildings	$36,561	$2,053
Machinery and Production Equipment	2,799	2,799
Railway	1,440	1,440
Motor Vehicles	215	215
Total Property, Plant and Equipment	41,015	6,507
Accumulated Depreciation	(4,270)	(3,870)
Total	$36,745	$2,637

Depreciation expense for the years ended June 30, 2009 and 2008 was $385 and $359, respectively.

NOTE 7 – ACQUISITION OF GUJIAO

On August 7, 2007, the Company entered into an agreement to purchase the assets of Shanxi Heitan Zhingyou Petrochemical Co., Ltd (“Shanxi Heitan”) for approximately $17 million.  On August 7, 2007, a payment was made towards the acquisition price for approximately $9.2 million.  On February 5, 2008, the purchase agreement was amended to change the terms of the purchase agreement such that the total purchase price would be approximately $30 million rather than $17 million and the Company would not only acquire the assets of Shanxi Heitan but the Company would also acquire a 95% ownership of Shanxi Heitan.  The remaining 5% of the Shanxi Heitan was not eligible to be acquired under PRC law and was therefore allocated by Shanxi Heitan to an individual from Taiyuan City who is also an employee of the Company. On January 22, 2009, the Company held majority control of the assets and ownership units of Shanxi Heitan. The Company hired an external professional valuation firm to conduct a valuation of the assets acquired from Shanxi Heitan.  The external professional valuation firm determined that the value of the assets was in excess of the total purchase price paid by the Company of approximately $30 million.  In accordance with the purchase method of accounting, the results of Shanxi Heitan and the estimated fair market value of the assets and liabilities of Shanxi Heitan assumed have been included in the consolidated financial statements from the date of acquisition, January 22, 2009 through June 30, 2009.

The purchase price of Shanxi Heitan was allocated to the assets acquired and liabilities assumed by the Company. The Company recorded the full value of the purchase price to land and buildings within the Company’s property, plant and equipment classification on the balance sheets.

in thousands
Land and Buildings	$29,966
Net Assets Acquired	$29,966
Purchase Consideration	$29,966

Goodwill is comprised of the residual amount of the purchase price over the fair value of the acquired tangible and intangible assets. Shanxi Heitan was a dormant operating entity upon the date of acquisition.  As a result, the inclusion of Shanxi Heitan’s operating results from January 22, 2009 through June 30, 2009 had no impact on the Company’s statement of operations.  If the operating results had been included since the beginning of the current fiscal year, July 1, 2008, the Company’s pro-forma consolidated revenue and the Company’s pro-forma net income for the year ended June 30, 2009 was $196,811 thousand (unchanged) and $21,777 thousand  (unchanged), respectively.

NOTE 8 – TAXES

Taxes payable consisted of the following:

	June 30, 2009 (in thousands)	June 30, 2008 (in thousands)

Income Tax Payable	$960	$1,190
Value Added Tax Payable	733	963
Business Taxes and Other Payables	451	302
Total	$2,144	$2,455
United States of America

Since the Company had no operations within the United States, there is no provision for US taxes and there are no deferred tax amounts as of June 30, 2009 and 2008, respectively.

Colorado

The Company is incorporated in Colorado but does not conduct business in Colorado. Therefore, the Company is not subject to corporate income tax.

British Virgin Islands

The Company’s subsidiary, Longwei BVI, is incorporated in the British Virgin Islands and, under the current laws of the British Virgin Islands, is not subject to income taxes.

People’s Republic of China

Income Tax

Enterprise income tax in PRC is generally charged at 25% of a company’s assessable profit. The Company’s subsidiaries incorporated in the PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The Company is governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (“the Income Tax Laws”). Under the Income Tax Laws, foreign investment enterprises (“FIE”) generally are subject to an income tax at an effective rate of 25%  on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the years ended June 30, 2009 and June 30, 2008:

	2009	2008
U.S. Statutory Income Tax Rate	35.0%	35.0%
Foreign Income Exclusion	(35.0)	(35.0)
PRC Income Tax	25.0	29.0
Effective Income Tax Rate	25.0%	29.0%

Value Added Tax

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 13%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority.

The value added tax refundable presents the VAT that the Company paid for the purchasing products and can be used to deduct the VAT related to the sale of products.

NOTE 9 – CONVERTIBLE DEBT

 On December 18, 2007, the Company issued convertible debt totaling $2,100 thousand (the “Convertible Debt”) to four entities (the “Holders”).  The Convertible Debt bore interest at an annualized rate of 4%, was convertible to shares of the Company’s common stock at a fixed exercise price of $0.70 per share, contained piggyback registration rights and a cashless conversion provision if the Company was unable to register the shares of the Company’s common stock underlying the Convertible Debt by December 18, 2008.  In connection with the Convertible Debt issuance, the Company issued a total of 1,500,000 warrants (the “Class A Common Stock Purchase Warrants”) to purchase 1,500,000 shares of the Company’s common stock.  The Class A Common Stock Purchase Warrants had an exercise price of $0.80 and could be exercised at any time until December 18, 2010.

 On May 27, 2008, the Company entered into a settlement agreement with the Holders whereby the Company issued a total of 1,200,000 shares of the Company’s common stock valued at $844 thousand.  The settlement agreement was entered into as a result of the Company’s decision to remove the shares underlying the Convertible Debt from a registration statement filed with the SEC during the fiscal year ending June 30, 2008.

 On December 18, 2008, the Company defaulted on the Convertible Debt when it failed to make repayment of the Convertible Debt in accordance with the terms entered into with the Holders on December 18, 2007.

 On February 2, 2009, the Company entered into a settlement agreement with the Holders of the Convertible Debt.  The significant terms of the settlement agreement are provided below:

1.	The maturity date of the Convertible Debt was extended to September 18, 2009
2.
The interest rate on the Convertible Debt was retroactively adjusted to approximately 8% for the period from December 17, 2007 through December 18, 2008 and $168 thousand in interest was payable to the Holders immediately

3.	The exercise price of the Class A Common Stock Purchase Warrants was lowered from $0.80 to $0.70
4.	The exercise period of the Class A Common Stock Purchase Warrants was extended from December 10, 2010 to December 10, 2012
5.
The Company agreed to issue an additional 1,200,000 warrants (the “Class B Common Stock Purchase Warrants”) to the Holders.  The Class B Common Stock Purchase Warrants had an exercise price of $0.70 and could be exercised at any time until February 2, 2014.

6.	If the Convertible Debt is not repaid upon the maturity date, September 18, 2009, the interest rate on the Convertible Debt would increase to a 10% annualized rate

The Company determined that the conversion of debt instruments resulted in instruments being exchanged with substantially different terms and applied debt extinguishment accounting. The Company assessed the present value of both the original debt terms and the new debt terms.  The Company determined that the present value of the cash flows associated with the new debt instruments exceeded the present value of the old debt instruments by more than 10%. The present value, on February 2, 2009, of the new debt terms less the present value of the original debts, resulted in a loss on extinguishment of debt of $1,108 thousand, which was recorded as an increase to additional paid in capital and a loss on debt extinguishment within the Company’s statement of operations and change in comprehensive income.  The Company also assessed the beneficial conversion feature at a fair market value and determined the value to be $0.

As of June 30, 2009, a balance of $800 thousand remained outstanding on the Convertible Debt.  A total of $1,300 thousand of the Convertible Debt was converted to common stock in the months of May and June, 2009. Accrued interest as of June 30, 2009 totaled $89.

NOTE 10 – DETACHABLE STOCK PURCHASE WARRANTS

 On December 18, 2007, in connection with the issuance of the Convertible Debt, the Company issued Class A Common Stock Purchase Warrants to purchase 1,500,000 shares of the Company’s common stock.  The Company valued the Class A Common Stock Purchase Warrants at $1,528 thousand.  The value of the Class A Common Stock Warrants was recorded as an increase to equity and a debt discount which offset the principal balance of the Convertible Debt on the Company’s balance sheets as presented herein.  The value of the warrants was then amortized over the expected term of the Convertible Debt. As a result, as of June 30, 2009, a total of $1,528 thousand has been amortized and recorded as interest expense.

The Company determined the fair value of the Class A Common Stock Purchase Warrants and the beneficial conversion features based upon the following management assumptions:

Fair Market Value per Share	$1.50
Exercise Price	$0.80
Expected dividends	0%
Expected volatility	78.05%
Expected term	3 years
Risk free interest rate	4.375%

 On February 2, 2009, the Company entered into a settlement agreement with the holders of the Convertible Debt. The Company issued Class B Common Stock Purchase Warrants to purchase 1,200,000 shares of the Company’s common stock.  The Company valued the Class B Common Stock Purchase Warrants at $453 thousand.  The value of the Class B Common Stock Warrants was immediately expensed as a debt extinguishment cost.

The Company determined the fair value of the Class B Common Stock Purchase Warrants and the beneficial conversion features based upon the following management assumptions:

Fair Market Value per Share	$0.45
Exercise Price	$0.70
Expected dividends	0%
Expected volatility	123%
Expected term	5 years
Risk free interest rate	1.88%

 The following is a summary of the Company’s warrant activity, adjusted for changes in the exercise price of the warrants:

	Warrants	Weighted Average Exercise Price
Exercisable – June 30, 2007	-	$-
Granted	1,500,000	$0.70
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – June 30, 2008	1,500,000	$0.70
Exercisable – June 30, 2008	1,500,000	$0.70
Granted	1,200,000	$0.70
Exercised	-	$-
Forfeited/Cancelled	-	$0.70
Outstanding – June 30, 2009	2,700,000	$0.70
Exercisable – June 30, 2009	2,700,000	$0.70

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.70	2,700,000	4.38 years	$0.70	2,700,000	$0.70

At June 30, 2009 and June 30, 2008, the total intrinsic value of warrants outstanding and exercisable was $2,673 thousand and $4,050 thousand, respectively.

NOTE 11 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 600,000,000 shares, in aggregate, consisting of 500,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. The Company's current Certificate of Incorporation authorizes the Board of Directors (the “Board”) to determine the preferences, limitations and relative rights of any class or series of preferred stock prior to issuance.  Each such class or series must be given distinguishable designated rights prior to issuance. As of June 30, 2009, 0 shares of the Company’s Preferred Stock and 81,852,831 shares of the Company’s common stock were issued and outstanding.

Debt Conversions

During May 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $436 of convertible debt and accrued interest to 622,857 shares of common stock.

During June 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $865 of convertible debt to 1,235,714 shares of common stock.

Stock Based Compensation

On February 9, 2009, the Company entered issued 15,000 shares of common stock valued at $7 thousand to an entity for marketing services to be provided over a three month term.

On April 9, 2009, the Company entered into an agreement whereby the Company agreed to certain contingent events whereby the Company would issue 1,900,000 shares of common stock valued at $1,537 thousand to an entity for marketing and investor relations services to be provided over a six month term.  The contingent events were met in May and June 2009, respectively. The stock award was valued as of each date each contingent event was met.

On June 12, 2009, the Company entered into four separate consulting agreements whereby the Company agreed to issue 1,909,967 shares of common stock valued at $2,120 thousand to four individuals for consulting services previously rendered.

On June 30, 2009, the Company entered into a consulting agreement whereby the Company agreed to issue 25,000 shares of common stock valued at $25 thousand to its Chief Financial Officer as partial compensation pursuant to the terms of the consulting agreement.  The consulting agreement is effective on July 1, 2009 for a three month term. The stock award will be amortized over the three month term.

NOTE 12 – COMMITMENTS & CONTINGENCIES

Litigation

We may be involved from time to time in ordinary litigation that will not have a material effect on the Company’s operations or finances. The Company is not aware of any pending or threatened litigation against the Company or the Company’s officers and directors in their capacity as such that could have a material impact on the Company’s operations or finances.

Contingent Fees - Consultant

On April 9, 2009, the Company entered into an agreement with an entity to provide advisory services with regard to a potential capital raise to completed by the Company.  The agreement provides for negotiable cash fees for advisory services provided in connection with the capital raise of between $400 thousand and $1,200 thousand.  Fees to be paid in accordance with the agreement will be finalized if and when a capital raise is completed.

Contingent Fees - Placement Agent

 On June 15, 2009, the Company entered into an agreement with a placement agent for a four month term to facilitate a capital raise for the Company.  The placement agent is entitled to cash compensation of up to 6.0% of all funds raised on behalf of the Company, warrants equal to 10% of the total units sold to investors upon closing of the capital raise and 50,000 shares of the Company’s common stock. As of October 13, 2009 the capital raise had not yet been completed.

NOTE 13 – CONCENTRATIONS

The Company has the following concentrations of business with customers constituting greater than 5% of the Company’s accounts receivable as of June 30, 2009 and June 30, 2008. The nonpayment of these accounts receivables, individually or in the aggregate, could have a material impact on the Company’s future results of operations.

	June 30, 2009	June 30, 2008

Customer 1	17%	23%
Customer 2	16%	27%
Customer 3	9%	15%
Customer 4	6%	4%
Customer 5	5%	-%

The Company has the following concentrations of business with customers constituting greater than 5% of the Company’s revenues for the years ended June 30, 2009 and June 30, 2008, respectively. The loss of these customers, individually or in the aggregate, could have a material impact on the Company’s future results of operations.

	June 30, 2009	June 30, 2008

Taiyuan Yanyu Oil Supply Company Limited	12%	10%
Taiyuan City XiShan Gujiao Material and Oil Storage Labor Service Department2	9%	10%

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume as of June 30, 2009 and June 30, 2008, respectively. The loss of any one of these suppliers, individually or in the aggregate, could have a material impact on the Company’s future results of operations.

	June 30, 2009	June 30, 2008

Yanlian Industry Group Selling Division	19%	11%
Tuha Oil Exploring and Exploiting Headquarters	13%	13%
Tianjin Dagang Jingyu Industry Company Limited	11%	13%
Panjin Jinjiang Oil Chemical Company Limited	11%	22%

NOTE 14 – SEGMENT INFORMATION

The Company operates under the following business segments:

1.	Product Sales - The Company purchases and sells diesel, gasoline, fuel oil and kerosene in the PRC.

2.	Agency Sales - The Company acts as an agent in the purchase and sale of products by other gas and oil distributors in the PRC ..

Year Ended June 30, 2009	Product Sales	Agency Sales	Consolidated Total
Net Sales	$186,904	$9,907	$196,811
Cost of Sales	155,325	2,016	157,341
Segment Income	13,905	7,872	21,777
Segment Assets	120,142	-	120,142
Expenditures for Segment Assets	21,816	-	21,816

Year Ended June 30, 2008	Product Sales	Agency Sales	Consolidated Total
Net Sales	$134,026	$9,762	$143,788
Cost of Sales	105,205	1,596	106,801
Segment Income	12,549	8,166	20,715
Segment Assets	93,468	-	93,468
Expenditures for Segment Assets	28	-	28

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated for subsequent events between the balance sheet date of June 30, 2009 and October 13, 2009, the date the consolidated financial statements were issued.

Approval of Reverse Stock Split

On July 23, 2009, the Company’s Board of Directors unanimously approved a proposal to implement a reverse stock split whereby one share of the Company’s common stock will be issued for every three shares of the Company’s common stock held by a shareholder.  As of the date of the filing of this Form 10-K, the reverse stock split has not been implemented by the Company’s management.  The Company can not be certain that the reverse stock split will be implemented in the future.

Conversion of Class A Common Stock Purchase Warrants

 On August 18, 2009, a holder of 357,143 Class A Common Stock Purchase Warrants elected to convert the warrants to the Company’s common stock on a cashless basis.  A total of 184,729 shares of common stock were issued to the holder upon conversion.

Extension of Consulting Agreement with Chief Financial Officer

On October 6, 2009, the Company agreed to extend the Chief Financial Officer’s consulting agreement until October 31, 2009 under equivalent monthly compensation and terms as previously agreed to.

Non-Reliance on Previously Issued Financial Statements

On October 12, 2009, the Company’s management concluded its review of accounting issues previously identified that related to the February 2, 2009 settlement agreement with the Company’s debtholders. The Company’s management concluded its review process, discussed the issues with its independent auditor, and determined that the Company’s previously issued financial statements for the three months ended March 31, 2009 should no longer be relied upon.  The Company’s management determined the Company’s financial statements for the three months ended March 31, 2009 overstated net income by approximately $1.1 million due to a noncash expense which was not recorded within the financial statements to account for a loss on debt extinguishment.  The loss on debt extinguishment is the result of additional consideration, namely in the form of the Class B stock warrants, that was awarded to the Company’s debtholders upon the finalizing of the February 2, 2009 settlement agreement.  The Company intends to file an amendment to its Form 10-Q for the three months ended March 31, 2009 as soon as possible.

 NOTE 16 – RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133.” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is evaluating the effect of the adoption of SFAS 161 to have a material impact on its financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “ Determination of the Useful Life of Intangible Assets” . This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of SFAS FSP 142-3, to have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” ( “FSP APB 14-1” ). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company does not expect the adoption of FSP APB 14-1, to have a material impact on its financial position, results of operations or cash flows.

            In October 2008, the FASB issued FSP FAS 157-3, “ Determining the Fair Value of a Financial Asset When the Market For That Asset Is Not Active” (“FSP FAS 157-3”), with an immediate effective date, including prior periods for which financial statements have not been issued.  FSP FAS 157-3 amends FAS 157 to clarify the application of fair value in inactive markets and allows for the use of management’s internal assumptions about future cash flows with appropriately risk-adjusted discount rates when relevant observable market data does not exist.  The objective of FAS 157 has not changed and continues to be the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date.  The adoption of FSP FAS 157-3 did not have a material effect on the Company’s financial position, results of operations or cash flows.

`           In April 2009, the FASB issued FSP SFAS 157-4, “Determining Whether a Market Is Not Active and a Transaction Is Not Distressed,” which further clarifies the principles established by SFAS No. 157. The guidance is effective for the periods ending after June 15, 2009 with early adoption permitted for the periods ending after March 15, 2009. The adoption of FSP FAS 157-4 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

In June 2009, the FASB issued SFAS No. 166 “ Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS 166 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of SFAS 166 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 improves financial reporting by enterprises involved with variable interest entities and to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of SFAS 167 will have on its financial statements.

In June 2009, the FASB issued SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”. The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in SFAS 168. All other accounting literature not included in the Codification is nonauthoritative. The Codification is not expected to have a significant impact on the Company’s consolidated financial statements.

Other accounting standards have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the consolidated financial statements upon adoption.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2009	June 30, 2009
Assets	(In Thousands,
Current Assets:	Except Share Data)
(unaudited)
Cash	$12,556	$7,308
Accounts Receivable, Net of Allowance for Doubtful Accounts of $0 as of December 31, 2009 and $0 as of June 30, 2009	26,639	26,796
Inventories	16,766	13,976
Prepaid Expenses	590	-
Advances to Suppliers	52,964	35,317
Total Current Assets	109,515	83,397
Property, Plant and Equipment, Net	44,237	36,745
Total Assets	$153,752	$120,142
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts Payable	$1,764	$2,275
Convertible Notes Payable	-	800
Warrant Derivative Liability	19,514	-
Taxes Payable	4,301	2,144
Total Current Liabilities	25,579	5,219

Total Liabilities	25,579	5,219

Commitments and Contingencies

Shareholders' Equity:
Preferred Stock, No Par Value, 86,000,000 Shares Authorized, 0 Issued and Outstanding as of December 31, 2009 and June 30, 2009	-	-
Series A Convertible Preferred Stock, No Par Value, 14,000,000 Shares Authorized, 13,499,274 and 0 Issued and Outstanding as of December 31, 2009 and June 30, 2009 (Liquidation Preference of $14,849,201 as of December 31, 2009)	6,176	-
Common Stock, No Par Value; 500,000,000 Shares Authorized; 85,131,546 and 81,852,831 Issued and Outstanding, 13,499,274 Shares Held in Escrow Subject to Contingent Future Events, as of December 31, 2009 and June 30, 2009	15,590	11,949
Shares to be Issued	-	126
Stock Subscription Receivable	-	(76)
Deferred Stock Based Compensation	(120)	(25)
Additional Paid-in Capital	8,644	2,540
Retained Earnings	87,860	90,519
Other Comprehensive Income	10,023	9,890

Total Shareholders' Equity	128,173	114,923

Total Liabilities and Shareholders' Equity	$153,752	$120,142

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 Longwei Petroleum Investment Holding Limited and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income
(In Thousands, Except Share Data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2009	2008	2009	2008

Net Sales	$71,236	$53,643	$130,597	$98,118
Cost of Sales	57,308	41,704	105,060	76,539
Gross Profit	13,928	11,939	25,537	21,579
General and Administrative Expenses	862	43	1,407	2,210
Operating Income	13,066	11,896	24,130	19,369
Change in Fair Value of Derivatives	(13,220)	-	(14,276)	-
Interest Income	4	4	9	8
Interest Expense	(22)	(102)	(53)	(124)
(Loss) Income Before Income Tax Expense	(172)	11,798	9,810	19,253
Income Tax Expense	(3,403)	(3,039)	(6,180)	(5,003)
Net (Loss) Income	(3,575)	8,759	3,630	14,250
Foreign Currency Translation	6	(436)	133	634
Comprehensive (Loss) Income	$(3,569)	$8,323	$3,763	$14,884

Net (Loss) Income	$(3,575)	$8,759	$3,630	$14,250
Preferred Stock Dividends Paid in Cash	(156)	-	(156)	-
Preferred Stock Deemed Dividends	(8,644)	-	(8,644)	-
Net (Loss) Income Attributable to Common Shareholders	(12,375)	$8,759	(5,170)	$14,250

(Loss) Earnings Per Common Share:
Basic	$(0.15)	$0.11	$(0.06)	$0.19
Diluted	$(0.15)	$0.11	$(0.06)	$0.18
Weighted Average Common Shares Outstanding:
Basic	83,347,520	76,205,000	83,334,315	76,205,000
Diluted	83,347,520	81,080,000	83,334,315	81,080,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended December 31,
	2009	2008
	(In Thousands)
Cash Flows From Operating Activities:
Net Income	$3,630	$14,250
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities—
Depreciation and Amortization	154	197
Stock Based Compensation	119	-
Change in Fair Value of Derivatives	14,276	-
Accretion of Debt Discount	-	637
(Increase) Decrease in Assets—
Accounts Receivable	157	(18,463)
Inventories	(2,790)	10,462
Prepaid Expenses	(590)	-
Advances to Suppliers	(17,647)	(5,696)
Increase (Decrease) in Liabilities—
Accounts Payable	(601)	(193)
Taxes Payable	2,157	1,581
Other Current Liabilities	-	142

Net Cash (Used in) Provided By Operating activities	(1,135)	2,917

Cash Flows From Investing Activities:
Property Improvements	(7,646)	(1,994)

Net Cash Used in Investing Activities	(7,646)	(1,994)

Cash Flows From Financing Activities:
Net Proceeds From Issuance of Series A Convertible Preferred Stock	13,820	-
Net Proceeds From Issuance of Common Stock	76	-

Net Cash Provided By Financing activities	13,896	-

Effect of Exchange Rate Changes in Cash	133	86
Increase in Cash	5,248	1,009
Cash, Beginning of Period	7,308	8,633

Cash, End of Period	$12,556	$9,642

Supplemental Cash Flow Information:
Cash Paid During the Period for
Interest	$-	$-
Income Taxes	$4,023	$3,961
Supplemental Schedule of Noncash Investing and Financing activities:
Common Stock Issued for Services, Deferred Compensation	$239	$-
Increase to Warrant Derivative Liability for Fair Value of Stock Warrants Prior to Conversion to Common Stock	$3,645	$-
Increase to Common Stock, Par, for Conversion of Debt	$892	$-
Increase to Common Stock, Par, for Common Stock Compensation Related to October 2009 Financing	$317	$-
Initial Fair Value Allocation of Investor Stock Warrants, to Warrant Derivative Liability	$6,205	$-
Initial Fair Value Allocation of Placement Agent Warrants, to Warrant Derivative Liability	$1,122	$-
Increase to Additional Paid in Capital, for Beneficial Conversion Feature	$8,644	$-
Increase to Accounts Payable for Quarterly Dividends Accrued	$156	$-
Increase to Warrant Derivative Liability for Cumulative Effect of Accounting Change	$1,557	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Footnotes to the Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended December 31, 2009 and 2008

NOTE 1 - NATURE OF BUSINESS

Longwei Petroleum Investment Holding, Limited (the “Company”) is an energy company that, through its subsidiaries, engages in oil and gas operations in the People’s Republic of China (“PRC”).  Oil and gas operations consist of transporting, marketing and selling finished petroleum products.  The Company’s headquarters and primary facilities are located in Taiyuan City, Shanxi Province (“Shanxi”). The Company’s second facility is located in Gujiao, Shanxi. The Gujiao facility increased the Company’s storage capacity for its products from 50,000 metric tons to 120,000 metric tons. The Gujiao facility was acquired in January 2009 and began to operate and generate revenues and profits for the Company in October, 2009. The Company purchases diesel, gasoline, fuel oil and kerosene (the “Products”) from various petroleum refineries in the PRC. The Company is 1 of 3 licensed intermediaries in Taiyuan City and the sole licensed intermediary in Gujiao that operates its own large scale storage tanks. The Company has the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. The Company’s storage tanks have the largest storage capacity of any non-government controlled entity in Shanxi.  The Company seeks to earn profits by selling its Products at competitive prices to large scale gas stations, coal plants, other power supply customers and small, independent gas stations. The Company also earns revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at gas stations located at each of the Company’s facilities. The sales price and the cost basis of the Company’s products are largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond the Company’s control.

Control by Principal Shareholders

The Company’s directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets or business.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), include the assets, liabilities, revenues, expenses and cash flows of the Company and all of its subsidiaries. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with GAAP.

Subsidiaries	State and Countries Registered In	Percentage of Ownership
Longwei Petroleum Investment Holding Limited	British Virgin Islands	100.00%
Taiyuan Yahua Energy Conversion Ltd.	People’s Republic of China	100.00%
Taiyuan Longwei Economy & Trading Ltd.	People’s Republic of China	100.00%
Shanxi Heitan Zhingyou Petrochemical Co., Ltd	People’s Republic of China	100.00	%(a)

(a)
A total of 95% of the ownership units are held by the Company. The remaining 5% of the ownership units are held in trust by an individual who is also an employee of the Company. This ownership structure is organized as such due to PRC business ownership laws.

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q.  They do not include all of the information and footnotes required GAAP for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited condensed consolidated financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.  The Company’s accounting policies and certain other disclosures are set forth in the notes to the condensed consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 as filed with the United States Securities and Exchange Commission on October 13, 2009. These condensed consolidated financial statements should be read in conjunction with the Company’s audited condensed consolidated financial statements and notes thereto. The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for Derivatives

The Company evaluates conversion options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”), namely ASC Topic 815-40, “ Derivative Instruments and Hedging: Contracts in Entity’s Own Equity ” (“ASC Topic 815-40”). The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date.

Cumulative Effect of Change in Accounting Principle

On July 1, 2009, the Company adopted certain sections of ASC 815-40 (formerly known as “EITF 07-5”) and, as a result, determined that certain of its stock warrants previously issued contain down round protection and such instruments are not considered indexed to a company’s own stock because neither the occurrence of a sale of common stock by the Company at market nor the issuance of another equity-linked instrument with a lower strike price is an input to the fair value of a fixed-for-fixed option on equity shares.  Accordingly, the warrants with price protection qualify as derivatives and need to be separately accounted for as a liability under ASC 815-40.  In accordance with ASC 815-40, the cumulative effect of the change in accounting principle has been applied retrospectively and has been recognized as an adjustment to the opening balance of equity.  The cumulative-effect adjustment amounts recognized in the statement of financial position as a result of the initial adoption of this policy were determined based on the amounts that would have been recognized if the policy had been applied from the issuance date of the instrument. As a result of the accounting change, retained earnings as of July 1, 2009 increased from $90,519 thousand, as originally reported, to $93,030 thousand, warrant derivative liability increased to $1,557 and additional paid-in capital decreased from $2,540 thousand as originally reported, to $0.  Common stock, par value, as of July 1, 2009 decreased from $11,949 thousand, as originally reported, to $10,421 thousand.

Reclassifications

Certain reclassifications have been made to the condensed consolidated financial statements as of June 30, 2009 and for the six and three months ended December 31, 2008 in order to be comparable with the condensed consolidated financial statements as of and for the six and three months ended December 31, 2009, respectively.

NOTE 3 – ACCOUNTS RECEIVABLE

The Company’s business operations are conducted in the PRC. During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if an allowance for doubtful accounts is necessary and adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Through the date of these financial statements, the Company has never experienced a significant bad debt.  As a result, an allowance for doubtful accounts has not been recorded. Trade accounts receivable at December 31, 2009 and June 30, 2009 consisted of the following:

December 31, 2009 (000’s)	June 30, 2009 (000’s)

Trade Accounts Receivable	$26,639	$26,796
Less: Allowance for Doubtful Accounts	-	-
Totals	$26,639	$26,796

NOTE 4 – INVENTORIES

As of December 31, 2009 and June 30, 2009, inventory consisted of significant quantities of diesel and gasoline, among others, as outlined herein:

	December 31, 2009 (000’s)	June 30, 2009 (000’s)

Diesel Oil	$6,538	$7,951
Gasoline	7,021	6,025
Fuel Oil	1,802	-
Solvent	1,405	-
Total	$16,766	$13,976

NOTE 5 – ADVANCES TO SUPPLIERS

As of December 31, 2009 and June 30, 2009, advances to suppliers consisted of significant deposits on account with the Company’s refinery partners.  The deposits are held by the Company’s refinery partners to ensure that the delivery of inventory to the Company is made in a timely manner.  The Company also attempts to maintain a significant balance on account with refinery partners with the expectation of receiving preferential pricing from the refinery partners.

	December 31, 2009 (000’s)	June 30, 2009 (000’s)

Advances to Suppliers	$52,964	$35,317
Other	-	-
Total	$52,964	$35,317

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	December 31, 2009 (000’s)	June 30, 2009 (000’s)

Land and Buildings	$44,209	$36,561
Machinery and Production Equipment	2,799	2,799
Railway	1,440	1,440
Motor Vehicles	215	215
Total Property, Plant and Equipment	48,663	41,015
Accumulated Depreciation	(4,426)	(4,270)
Total	$44,237	$36,745

Depreciation expense for the six and three months ended December 31, 2009 and 2008 was $154 thousand and $197 thousand and $77 thousand and $117 thousand, respectively.

NOTE 7 – ACQUISITION OF GUJIAO

On August 7, 2007, the Company entered into an agreement to purchase the assets of Shanxi Heitan Zhingyou Petrochemical Co., Ltd (“Shanxi Heitan”) for approximately $17,000 thousand.  On August 7, 2007, a payment was made towards the acquisition price for approximately $11,888 thousand.  On February 5, 2008, the purchase agreement was amended to change the terms of the purchase agreement such that the total purchase price would be approximately $29,966 thousand rather than $17,000 thousand and the Company would not only acquire the assets of Shanxi Heitan but the Company would also acquire a 95% ownership of Shanxi Heitan.  The remaining 5% of the Shanxi Heitan was not eligible to be acquired under PRC law and was therefore allocated by Shanxi Heitan to an unaffiliated individual from Taiyuan City to be held in trust on behalf of the Company. On January 22, 2009, the Company therefore held majority control of the assets and ownership units of Shanxi Heitan.  The Company hired an external professional valuation firm to conduct a valuation of the assets acquired from Shanxi Heitan.  The external professional valuation firm determined that the value of the assets was in excess of the total purchase price paid by the Company of approximately $30,000 thousand.  In accordance with the purchase method of accounting, the results of Shanxi Heitan and the estimated fair market value of the assets and liabilities of Shanxi Heitan assumed have been included in the condensed consolidated financial statements from the date of acquisition, January 22, 2009 through December 31, 2009.

The purchase price of Shanxi Heitan was allocated to the assets acquired and liabilities assumed by the Company. The Company recorded the full value of the purchase price to land and buildings within the Company’s property, plant and equipment classification on the balance sheets.

(000’s)

Land and Buildings	$29,966
Net Assets Acquired	$29,966

Purchase Consideration	$29,966

Goodwill is comprised of the residual amount of the purchase price over the fair value of the acquired tangible and intangible assets. Shanxi Heitan was a dormant entity upon the date of acquisition. Operations by Shanxi Heitan at the Gujiao facility began in October 2009 when limited shipments of Products began. By November 2009, significant shipments of Products were being delivered at the Gujiao facility. For the six and three months ended December 31, 2009, the Gujiao facility generated revenues of $8,474 thousand, respectively.  The gross margin generated from these revenues for the six and three months ended December 31, 2009 was 16%. As a result, the inclusion of Shanxi Heitan’s operating results from January 22, 2009 through December 31, 2009 does not represent financial results the Company would expect from the Gujiao facility if it were fully operational for that time period. If the operating results of Shanxi Heitan, which was a dormant entity at the time, had been included since the beginning of the prior fiscal year, July 1, 2008, the Company’s pro-forma consolidated revenue and the Company’s pro-forma net income for the six and three months ended December 31, 2008 would have been $98,118 thousand (unchanged) and $53,643 thousand (unchanged) and $14,250 thousand (unchanged) and $8,759 thousand (unchanged), respectively.

NOTE 8 – TAXES

Taxes payable consisted of the following:

	December 31, 2009 (000’s)	June 30, 2009 (000’s)

Income Tax Payable	$3,422	$960
Value Added Tax Payable	803	733
Business Taxes and Other Payables	76	451
Total	$4,301	$2,144

NOTE 9 – CONVERTIBLE DEBT

 On December 18, 2007, the Company issued convertible debt totaling $2,100 thousand (the “Convertible Debt”) to four entities (the “Holders”).  The Convertible Debt bore interest at an annualized rate of 4%, was convertible to shares of the Company’s common stock at a fixed exercise price of $0.70 per share, contained piggyback registration rights and a cashless conversion provision if the Company was unable to register the shares of the Company’s common stock underlying the Convertible Debt by December 18, 2008.  In connection with the Convertible Debt issuance, the Company issued a total of 1,500,000 warrants (the “Class A Common Stock Purchase Warrants”) to purchase 1,500,000 shares of the Company’s common stock.  The Class A Common Stock Purchase Warrants had an exercise price of $0.80 and could be exercised at any time until December 18, 2010.

 On December 18, 2008, the Company defaulted on the Convertible Debt when it failed to make repayment of the Convertible Debt in accordance with the terms entered into with the Holders on December 18, 2007.

 On February 2, 2009, the Company entered into a settlement agreement with the Holders of the Convertible Debt.  The significant terms of the settlement agreement are provided below:

1.	The maturity date of the Convertible Debt was extended to September 18, 2009
2.
The interest rate on the Convertible Debt was retroactively adjusted to approximately 8% for the period from December 17, 2007 through December 18, 2008 and $168 thousand in interest was payable to the Holders immediately

3.	The exercise price of the Class A Common Stock Purchase Warrants was lowered from $0.80 to $0.70
4.	The exercise period of the Class A Common Stock Purchase Warrants was extended from December 10, 2010 to December 10, 2012
5.
The Company agreed to issue an additional 1,200,000 warrants (the “Class B Common Stock Purchase Warrants”) to the Holders.  The Class B Common Stock Purchase Warrants had an exercise price of $0.70 and could be exercised at any time until February 2, 2014.

6.	If the Convertible Debt is not repaid upon the maturity date, September 18, 2009, the interest rate on the Convertible Debt would increase to a 10% annualized rate

As of December 31, 2009, a balance of $0 remained outstanding on the Convertible Debt.  A total of $867 thousand of principle and interest accrued on the Convertible Debt was converted to common stock in the six months ended December 31, 2009. Accrued interest as of December 31, 2009 totaled $0.

NOTE 10 – OCTOBER 2009 FINANCING

On October 29, 2009 (the “Closing Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”), with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which the Company issued and sold units, comprised of its newly designated Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), and warrants (the “Investor Warrants”), for a purchase price of US$1.10 per unit (the “October 2009 Financing”).  The Company sold 13,499,274 units in the aggregate, which included (i) 13,499,274 shares of Series A Preferred Stock and (ii) Warrants to purchase an additional 13,499,274 shares of common stock at an exercise price of US$2.255 per share (the “Exercise Price”) with a three-year term.  Gross proceeds totaled $14,849 thousand, issuance cost totaled $2,468 thousand.  National Securities Corporation acted as placement agent and received (i) a placement fee in the amount equal to 6% of the gross proceeds, (ii) 50,000 shares of the Company’s common stock and (iii) warrants to purchase up to 1,349,927 shares of common stock at the Exercise Price with a three-year term (“Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”). An additional 105,000 shares of the Company’s common stock were issued to other third parties who provided assistance with the capital raise.

The Warrants have an Exercise Price which is subject to adjustments in certain circumstances for stock splits, combinations, dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents.  The Warrants may not be exercised if it would result in the holder beneficially owning more than 4.9% of the Company’s outstanding common shares.

Accounting for the Warrants

The Company analyzed the Warrants in accordance to ASC Topic 815 to determine whether the Warrants meet the definition of a derivative under ASC Topic 815 and, if so, whether the Warrants meet the scope exception of ASC Topic 815, which is that contracts issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity shall not be considered to be derivative instruments for purposes of ASC Topic 815.  The Company adopted the provisions of ASC Topic 815 subtopic 40 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“ASC Topic 815 subtopic 40”) on July 1, 2009, which applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by ASC Topic 815 and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.  As a result of adopting ASC Topic 815 subtopic 40, the Company concluded that the Warrants issued in the October 2009 Financing should be treated as a derivative liability because the Warrants are entitled to a price adjustment provision to allow the Conversion Price to be reduced in the event the Company issues or sells any additional shares of common stock at a price per share less than the then-applicable Exercise Price or without consideration, which is typically referred to as a “down-round protection” or “anti-dilution” provision.  According to ASC Topic 815 subtopic 40, the “down-round protection” provision is not considered to be an input to the fair value of a fixed-for-fixed option on equity shares which leads the Warrants to fail to be qualified as indexed to the Company’s own stock and then to fail to meet the scope exceptions of ASC Topic 815. Therefore, the Company accounted for the Warrants as derivative liabilities under ASC Topic 815.  Pursuant to ASC Topic 815, derivatives should be measured at fair value and re-measured at fair value with changes in fair value recorded in earnings at each reporting period.

Fair Value of the Warrants

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A Preferred Stock using a Black Scholes pricing model and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price and trading history of similarly traded securities, and other factors generally pertinent to the valuation of financial instruments. The following table provides the valuation inputs used to value the Warrants issued in connection with the October 2009 Financing.

October 2009 Financing Warrants - Valuation Inputs
Attribute	December 31, 2009	October 29, 2009
Stock Price	$2.70	$2.05
Risk Free Interest Rate	1.49%	1.50%
Volatility	63.90%	63.90%
Exercise Price	$2.255	$2.255
Dividend Yield	0%	0%
Contractual Life (Years)	2.77	3

Allocation of the Proceeds at Commitment Date and Re-Measurement as of December 31, 2009

In accordance with ASC Topic 470-20, “ Debt with Conversion and Other Options,” the proceeds of $14,849 thousand from the October 2009 Financing were first allocated between the Series A Preferred Stock and the Warrants based upon their estimated relative fair values as of the closing date, resulting in an aggregate amount of $6,205 thousand being allocated to the Warrants and $8,644 thousand being allocated to the Series A Preferred Stock as of October 29, 2009.

The re-measured fair value of the Investor Warrants as of December 31, 2009 was $17,177 thousand.  The change in fair value of the Investor Warrants of $10,972 thousand was recorded in earnings for the six and three month periods ended December 31, 2009.

Placement Agent Warrants

In accordance with ASC Topic 340 subtopic 10 section S99-1 “Miscellaneous Accounting Expenses of Offering” (“ASC Topic 340 subtopic 10 section S99-1”), the specific incremental costs directly attributable to the October 2009 Financing may properly be deferred and charged against the gross proceeds of the October 2009 Financing. In accordance with the SEC accounting and reporting manual, the cost of issuing equity securities is charged directly to equity as a deduction against the fair value assigned to shares issued in the October 2009 Financing.  Accordingly, the Company concluded that the Warrants issued to the placement agents are directly attributable to the October 2009 Financing.  If the Company had not issued the Placement Agent Warrants, the Company would have had to pay the same amount of cash as the fair value.  Therefore, as of the Closing Date, the Company recorded the total fair value of the Placement Agent Warrants of $1,122 thousand as a deduction of the fair value assigned to the Series A Preferred Stock.

Since they contain the same terms as the Investor Warrants, the Placement Agent Warrants are also entitled to the benefits of the “down-round protection” provisions, which means that the Placement Agent Warrants will also need to be accounted for as a derivative under ASC Topic 815 with changes in fair value recorded in earnings at each reporting period. As of December 31, 2009, the total fair value of the Placement Agent Warrants was $1,718 thousand, therefore, the changes of the total fair value of the Placement Agent Warrants of $596 thousand was recorded in earnings for the six and three month periods ended December 31, 2009.

Summary of Fair Value Assigned to Warrants and the Re-measurement of Fair Value

	As of December 31, 2009 (000’s)	As of October 29, 2009 (000’s)	Changes in Fair Value (000’s)

Fair Value of the Warrants:
Investor Warrants	$17,177	$6,205	$10,972
Placement Agent Warrants	1,718	1,122	596
	$18,895	$7,327	$11,568

Key Terms of October 2009 Financing

Additional key terms of the Series A Preferred Stock sold by the Company in the October 2009 Financing are summarized as follows. The Company has filed a Form 8-K on November 2, 2009 to provide the complete contractual terms and actual copies of the documents associated with the October 2009 Financing. The following disclosures should be read in conjunction with the Form 8-K filed on November 2, 2009.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each, a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $14,849 thousand or US$1.10 per share of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, as of the date of Liquidation (collectively, the “Liquidation Price”) before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If upon the occurrence of Liquidation, the assets thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Price, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock.

Dividends

Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the issuance date, October 29, 2009.  For each outstanding share of Series A Preferred Stock, dividends are payable at the per annum rate of 6% of the Liquidation Price per share of the Series A Preferred Stock.  Dividends are payable quarterly within five (5) days following the last business day of each June, September, December and March of each year (each, a “Dividend Payment Date”), and continuing until the Series A Preferred Stock is fully converted. The Company shall have the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each Dividend Payment Date, either (i) in cash, or (ii) by issuing to the holder of Series A Preferred Stock such number of fully paid and non-assessable unrestricted freely-tradeable shares of the Company’s common stock equal to the value of the cash dividend payable divided by the twenty (20) day volume weighted average price (“VWAP”) of the Company’s common stock as quoted on the NASDAQ Over-the-Counter Bulletin Board or other national senior stock exchange in the United States of America (the “Quoted Market Price”) of the last business day of each June, September, December and March of each year until each share of the Series A Preferred Stock is converted in full to common stock and is no longer outstanding. The Series A Preferred Stock has no maturity date and is perpetual in nature. Therefore, there is no limit on the amount of dividends that may be paid to the holders of the Series A Preferred Stock.

Voting Rights

The holders of the Series A Preferred Stock are not entitled to any voting rights other than those provided for by Colorado law.

Conversion Rights

At any time on or after the date of the initial issuance of the Series A Preferred Stock, the holder of any such shares of Series A Preferred Stock may, at such holder’s option, subject to the limitations described below in “Conversion Restriction ” , elect to convert all or portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of common stock equal to the quotient of Liquidation Price of the Series A Preferred Stock divided by the initial conversion price of US$1.10. The initial conversion price may be adjusted for stock splits and combinations, dividend and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets, issuance of additional shares of common stock or equivalents with lower price or without considerations etc, as stipulated in the Series A Preferred Stock certificate of designation.

Conversion Restriction

Holders of the Series A Preferred Stock may not convert the Series A Preferred Stock to common shares if the conversion would result in the holder beneficially owning more than 4.9% of the Company’s outstanding shares of common stock.

Registration Rights Agreement

In connection with the October 2009 Financing, the Company entered into a registration rights agreement (the “RRA”) with the Investors in which the Company agreed to file a registration statement (the “Registration Statement”) with the SEC to register a total of 120% of the shares of common stock underlying the Series A Preferred Stock (the “Conversion Shares”) the Warrants (the “Warrant Shares”) and the shares underlying the Make Good Agreement (the “Make Good Shares” and together the “Investor Shares”), sixty (60) days after the Closing Date.  The Registration Statement was filed on December 24, 2009. An amendment to the Registration Statement was filed on February 11, 2010. The Company is working to ensure the Registration Statement will be approved by the SEC in February 2010

The Company is required to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  If the Registration Statement is not declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period, the Warrants will be granted a cashless exercise option such that upon exercise of the Warrants, the holder of the Warrants will not need to pay any cash upon exercise and will be granted a number of shares of common stock determined by dividing the Quoted Market Price of the Company’s common stock into the value of the Quoted Market Price in excess of the Exercise Price.

The Company evaluated the contingent obligation related to the RRA liquidated damages in accordance to ASC Topic 825 subtopic 20 “Accounting for Registration Payment Arrangements” (“ASC Topic 825 subtopic 20”), which requires the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement be separately recognized and measured in accordance with ASC Topic 450, “Accounting for Contingencies” (“ASC Topic 450”).  The Company concluded that there are no contingent future payments or a scenario whereby consideration would need to be transferred and such obligation was not probable to incur based on the best information and facts available as of December 31, 2009.  Therefore, no contingent obligation related to the RRA was recognized as of December 31, 2009.

Security Escrow Agreement

In conjunction with the October 2009 Financing, the Company also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement ”), pursuant to which the Company’s majority shareholders initially placed 13,499,274 shares of Common Stock (equal to 100% of the number of shares of Common Stock underlying the Make Good Shares) (the “ Escrow Shares ”) into an escrow account. The Escrow Shares are being held as security for the achievement of $23,900 thousand in audited net income for the fiscal year ending June 30, 2010 (the “2010 Performance Threshold”). If the Company achieves the 2010 Performance Threshold, the Escrow Shares will be released back to the majority shareholders. If the 2010 Performance Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Securities Escrow Agreement) will be distributed to the Investors, based upon the number of Investor Shares (on an as converted basis) purchased in the October 2009 Financing and still beneficially owned by such Investor, or such successor, assign or transferee, at such time. If less than 100% of the 2010 Performance Threshold is achieved, based on the formula set forth in the Securities Escrow Agreement, a certain amount of Escrow Shares may be released to the Investors. If any Investor transfers Investor Shares, the rights to the Escrow Shares shall similarly transfer to such transferee, with no further action required by the Investor, the transferee or the Company. With respect to the 2010 Performance Threshold, net income shall be defined in accordance with GAAP and reported in the Company’s audited financial statements for the fiscal year ending June 30, 2010 adjusted for any expense recorded as a result of the Securities Escrow Agreement during the fiscal year ending June 30, 2010.

According to the accounting interpretation and guidance of the staff of the SEC, the placement of shares in escrow is viewed as a recapitalization similar to a reverse stock split. The agreement to release the shares upon achievement of certain criteria is presumed to be a separate compensatory arrangement with the Company. Accordingly, when the Escrow Shares are released back to the majority shareholders, an expense equal to the amount of the grant-date fair value of $2.05 per share of the Company’s common stock as of October 29, 2009, or the date of the Securities Escrow Agreement will be recognized in the Company’s financial statements in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”. Otherwise, if the net income threshold is not met and the Escrow Shares are released to the investors instead, it will be accounted for as a capital transaction with the investors resulting in adjustments to the stockholders’ equity accounts only. In this event, no income or expense would be recognized in the Company’s financial statements.

As the release of the Escrow Shares to the majority shareholders requires the attainment of the performance threshold for 2010, the Company will only commence to recognize compensation expense when the Company will be able to evaluate whether it is probable that the Company will achieve the 2010 Performance Threshold to provide for the ultimate release of the Escrow Shares back to the majority shareholders.  For the six and three months ended December 31, 2009, no compensation expense has been recognized in the Company’s condensed consolidated financial statements in relation to the Securities Escrow Agreement. If the 2010 Performance Threshold is met and all of the Escrow Shares are released back to the Company’s majority shareholders, the Company estimates noncash stock compensation expense of $27,674 thousand will be recognized for the fiscal year ending June 30, 2010. However, there are many variables associated with the accounting for this potential noncash stock compensation expense and the Company has no accurate method of predicting certain events such as the Investors’ decision to convert the Series A Preferred Stock, the Investors or Placement Agent Warrant holders’ decisions to convert the Warrants, and the noncash expense associated with the fair value adjustments to the Warrants for the year ending June 30, 2010, all of which have a significant impact on whether or not the Company meets the 2010 Performance Threshold and whether or not the Escrow Shares are delivered to the Investors or the majority shareholders of the Company.

Fair Value of the Series A Preferred Stock:

Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and Series A Preferred Stock using a Black Scholes pricing model and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price and trading history of similarly traded securities, and other factors generally pertinent to the valuation of financial instruments.

Accounting for the Series A Preferred Stock

The Series A Preferred Stock has been classified as permanent equity as there was no redemption provision at the option of the holders that is not within the control the Company on or after an agreed upon date. The Company evaluated the embedded conversion feature in its Series A Preferred Stock to determine if there was an embedded derivative requiring bifurcation.  The Company concluded that the embedded conversion feature of the Series A Preferred Stock does not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument. The Company believes the economic risks and characteristics of the Series A Preferred Stock itself and the common stock the embedded conversion feature allows the Investor to convert into have similar economic risks and characteristics.

Allocation of the Proceeds at Commitment Date and Calculation of Beneficial Conversion Feature

The following table summarized the allocation of the gross proceeds from the October 2009 Financing to the Series A Preferred Stock and the Warrants:

	Gross proceeds Allocated (000’s)	Number of Instruments	Allocated Value per Instrument (000’s)

Investor Warrants	$6,205	13,499,274	$0.4597
Series A Preferred Stock	8,644	13,499,274	$0.6403
Total	$14,849

The Company then evaluated whether a beneficial conversion feature exists by comparing the operable conversion price of Series A Preferred Stock with the fair value of the common stock at the commitment date.  The Company concluded that the fair value of common stock was greater than the operable conversion price of Series A Preferred Stock at the commitment date and the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the Series A Preferred Stock.  In accordance to ASC Topic 470, subtopic 20-30-6, if the intrinsic value of beneficial conversion feature is greater than the proceeds allocated to the Series A Preferred Stock, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series A Preferred Stock.  Accordingly, the total proceeds allocated to Series A Preferred Stock were allocated to the beneficial conversion feature with a credit to additional paid-in capital upon the issuance of the Series A Preferred Stock.  Since the Series A Preferred Stock may convert to the Company’s common stock at any time on or after the initial issue date, the entire discount previously recorded as the beneficial conversion feature was immediately recognized as a deemed dividend and a reduction to net income attributable to common shareholders.

The movement of the balance of the Series A Preferred Stock presented on the condensed consolidated balance sheet is as follows:
Par Value (000’s)

Series A Preferred Stock, Balance as of July 1, 2009	$-
Proceeds allocated to Series A Preferred Stock as of October 29, 2009	8,644
Allocation of Proceeds to Beneficial Conversion Feature	(8,644)
Amortization of Beneficial Conversion Feature Deemed Analogous to a Dividend on the Series A Preferred Stock	8,644
Deduction of Issuance Costs Incurred in October 2009 Financing Paid in Cash	(1,029)
Deduction of Initial Fair Value of the Placement Agent Warrants and Common Stock Issued in Connection with October 2009 Financing	(1,439)
Series A Preferred Stock, Balance as of December 31, 2009	$6,176

NOTE 11 – DETACHABLE STOCK PURCHASE WARRANTS

On July 1, 2009 the Company adopted ASC 815-40 due to the reset provision in the Class A and Class B stock warrants. ASC 815-40 requires the Company to re-evaluate the warrants issued with the convertible notes and to determine if the previous accounting for these items would change. Upon this re-evaluation, the Company determined it is required to reclassify the stock warrants from equity to a liability account. The Company will have to mark to market the value of the stock warrants each reporting period. The Company used a Black-Scholes valuation model to determine the value of the stock warrants associated with the convertible notes as of July 1, 2009. In accordance with the guidance of ASC 815-40, a cumulative adjustment increasing July 1, 2009 retained earnings by $2,511 thousand was recorded as of July 1, 2009 to reflect this new accounting policy. The Company will be required to re-value these amounts in each reporting period based on a revised valuation of the warrant derivative liability.

The Company valued the stock warrants as of the issuance dates, December 17, 2007 and February 2, 2009, and as of the most recent fiscal year end, June 30, 2009, in order to determine the cumulative adjustment to retained earnings. The Company then valued the stock warrants as of December 31, 2009 in order to mark the stock warrants to market.

	As of December 31, 2009 (000’s)	As of June 30, 2009 (000’s)	Changes in Fair Value * (000’s)
Fair Value of the Warrants:
Class A Warrants	$-	$825	$1,330
Class B Warrants	619	732	1,377
	$619	$1,557	$2,707

* Inclusive of re-measurement of fair value of Class A and Class Warrants, respectively, on the date of exercise of the Class A and Class B Warrants, respectively, during the six and three months ended December 31, 2009.

The valuation attributes utilized in Black Scholes valuation calculations to determine the valuation of the warrants on each particular date is provided below.

Class A Stock Warrant - Valuation Inputs
Attribute	September 30, 2009	July 1, 2009	February 9, 2009	December 17, 2007
Stock Price	$1.47	$0.99	$0.45	$1.50
Risk Free Interest Rate	1.43%	1.72%	1.38%	3.49%
Volatility	63.93%	63.93%	149.18%	70.37%
Exercise Price	$0.70	$0.70	$0.70	$0.70
Dividend Yield	0%	0%	0%	0%
Contractual Life (Years)	3.22	3.47	3.86	5.00

Class B Stock Warrant - Valuation Inputs
Attribute	December 31, 2009	September 30, 2009	June 30, 2009	February 9, 2009
Stock Price	$2.70	$1.47	$0.99	$0.45
Risk Free Interest Rate	2.50%	2.41%	2.66%	1.88%
Volatility	63.9%	63.93%	63.93%	123.37%
Exercise Price	$0.70	$0.70	$0.70	$0.70
Dividend Yield	0%	0%	0%	0%
Contractual Life (Years)	4.11	4.36	4.62	5.86

The following is a summary of the Company’s stock warrant activity, adjusted for changes in the exercise price of the warrants:

	Stock Warrants	Weighted Average Exercise Price
Exercisable – June 30, 2008	1,500,000	$-
Granted (Class B Warrants)	1,200,000	$0.70
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – June 30, 2009	2,700,000	$0.70
Exercisable – June 30, 2009	-	$0.70
Granted	-	$0.70
Exercised	(2,414,286)	$0.70
Forfeited/Cancelled	-	$0.70
Outstanding – December 31, 2009	285,714	$0.70
Exercisable – December 31, 2009	285,714	$0.70

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.70	285,714	4.11 years	$0.70	285,714	$0.70

NOTE 12 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 600,000,000 shares, in aggregate, consisting of 500,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, 14,000,000 of which have been designated as Series A Convertible Preferred Stock, no par value. The Company's current Certificate of Incorporation authorizes the Board of Directors (the “Board”) to determine the preferences, limitations and relative rights of any class or series of preferred stock prior to issuance.  Each such class or series must be given distinguishable designated rights prior to issuance. As of December 31, 2009, 13,499,274 shares of the Company’s Series A Convertible Preferred Stock and 85,131,546 shares of the Company’s common stock were issued and outstanding. A total of 13,499,274 shares of the Company’s common stock previously issued and outstanding were placed in escrow by the majority shareholders of the Company in accordance with the October 2009 Financing and will either be released to the majority shareholders or the Investors depending upon certain contingent events, once the Company has completed its annual audit for the year ending June 30, 2010.

Stock Issuance

 On July 16, 2009, the Company completed a private placement with 4 investors and issued 158,484 shares of common stock for $76 thousand.

Debt Conversions

During the three months ended December 31, 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $321 thousand of convertible debt and related accrued interest to 457,023 shares of common stock.

During the three months ended September 30, 2009, the holders of the Convertible Debt issued on December 18, 2007 agreed to convert a total of $571 thousand of convertible debt and related accrued interest to 815,483 shares of common stock.

Stock Warrant Exercise

 During the three months ended December 31, 2009, the remaining holders of Class A Stock Warrants elected to exercise 1,142,857 Class A Stock Warrants valued at $1,851 thousand on a cashless basis. The Company issued 780,159 shares of common stock in accordance with the exercise notices.

 During the three months ended December 31, 2009, the remaining holders of Class B Stock Warrants elected to exercise 914,286 Class B Stock Warrants valued at $1,491 thousand on a cashless basis. The Company issued 602,837 shares of common stock in accordance with the exercise notices.

 On August 18, 2009, a holder of Class A Stock Warrants elected to exercise 357,143 Class A Stock Warrants valued at $303 thousand on a cashless basis. The Company issued 184,729 shares of common stock in accordance with the exercise notice.

Stock Based Compensation

On October 26, 2009, the Company agreed to a new consulting agreement with its Chief Financial Officer. The agreement is for a term of twelve months effective on October 1, 2009.  The Chief Financial Officer received a share award of 100,000 shares of common stock, 25,000 of which are immediately vested and 75,000 of which are subject to a vesting schedule over twelve months. A total of $54 thousand in stock based compensation expense was recognized on October 26, 2009. The remaining value of the stock award is classified as deferred stock based compensation expense and will be amortized over the twelve months ending September 30, 2009. A total of $94 thousand in stock based compensation expense was recognized in connection with this consulting agreement for the three months ended December 31, 2009.

On June 30, 2009, the Company entered into a consulting agreement whereby the Company agreed to issue 25,000 shares of common stock valued at $25 thousand to its Chief Financial Officer as partial compensation pursuant to the terms of the consulting agreement.  The consulting agreement is effective on July 1, 2009 for a three month term. The stock award was fully amortized over the three month term ending September 30, 2009 resulting in stock based compensation expense of $25 thousand.

NOTE 13 – COMMITMENTS & CONTINGENCIES

Litigation

We may be involved from time to time in ordinary litigation that will not have a material effect on the Company’s operations or finances. The Company is not aware of any pending or threatened litigation against the Company or the Company’s officers and directors in their capacity as such that could have a material impact on the Company’s operations or finances.

Contingent Fees - Consultant

On April 9, 2009, the Company entered into an agreement with an entity to provide advisory services with regard to a potential capital raise to be completed by the Company.  The agreement provided for negotiable cash fees for advisory services provided in connection with the capital raise of between $400 thousand and $1,200 thousand.  On October 30, 2009, the agreement was terminated and the Company and consultant entered into a new joint marketing agreement for the calendar year ending December 31, 2010. No contingent consideration was included in the new joint market agreement.

Contingent Significant Noncash Stock Compensation Expense

A total of 13,499,274 shares of the Company’s common stock previously issued and outstanding were placed in escrow by the majority shareholders of the Company in accordance with the October 2009 Financing and will either be released to the majority shareholders or the Investors depending upon certain contingent events, once the Company has completed its annual audit for the year ending June 30, 2010. If the 2010 Performance Threshold is met and all of the Escrow Shares are released back to the Company’s majority shareholders, the Company estimates noncash stock compensation expense of $27,674 thousand will be recognized for the fiscal year ending June 30, 2010. However, there are many variables associated with the accounting for this potential noncash stock compensation expense and the Company has no accurate method of predicting certain events such as the Investors’ decision to convert the Series A Preferred Stock, the Investors or Placement Agent Warrant holders’ decisions to convert the Warrants, and the noncash expense associated with the fair value adjustments to the Warrants for the year ending June 30, 2010, all of which have a significant impact on whether or not the Company meets the 2010 Performance Threshold and whether or not the Escrow Shares are delivered to the Investors or the majority shareholders of the Company.

NOTE 14 – EARNINGS PER SHARE

The following table shows the information used in the calculation of basic and diluted earnings per common share (in thousands, except number of shares and per share amounts):

	For the Six Months Ended December 31,
	2009	2008
Numerator — Basic and Diluted:
Net (Loss) Income Attributable to Common Shareholders	$(5,170)	$14,250
Denominator:
Weighted Average Common Shares Outstanding — Basic	83,334,315	76,205,000
Add: Common Stock Underlying Series A Preferred Stock	4,842,131	-
Add: Common Stock Underlying Investor Stock Warrants	4,842,131	-
Add: Common Stock Underlying Placement Agent Stock Warrants	484,213	-
Add: Common Stock Underlying Class A Stock Warrants	1,268,855	1,875,000
Add: Common Stock Underlying Class B Stock Warrants	1,145,853	-
Add: Common Stock Underlying Convertible Debt	510,086	3,000,000
Less: Anti-Dilutive Shares Included Herein	(13,093,269)	-
Weighted Average Common Shares Outstanding — Diluted	83,334,315	81,080,000
Basic (Loss) Earnings Per Common Share:
Net (Loss) Income — Basic	$(0.06)	$0.19
Diluted (Loss) Earnings Per Common Share:
Net (Loss) Income — Diluted	$(0.06)	$0.18

	For the Three Months Ended December 31,
	2009	2008
Numerator — Basic and Diluted:
Net (Loss) Income Attributable to Common Shareholders	$(12,375)	$8,759
Denominator:
Weighted Average Common Shares Outstanding — Basic	84,347,520	76,205,000
Add: Common Stock Underlying Series A Preferred Stock	18,933,415	-
Add: Common Stock Underlying Investor Stock Warrants	18,933,415	-
Add: Common Stock Underlying Placement Agent Stock Warrants	1,893,341	-
Add: Common Stock Underlying Class A Stock Warrants	1,236,601	1,875,000
Add: Common Stock Underlying Class B Stock Warrants	1,139,890	-
Add: Common Stock Underlying Convertible Debt	293,778	3,000,000
Less: Anti-Dilutive Shares Included Herein	(42,430,440)	-
Weighted Average Common Shares Outstanding — Diluted	83,347,520	81,080,000
Basic (Loss) Earnings Per Common Share:
Net (Loss) Income — Basic	$(0.15)	$0.11
Diluted (Loss) Earnings Per Common Share:
Net (Loss) Income — Diluted	$(0.15)	$0.11

The calculation of (loss) earnings per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted (loss) earnings per common share recognizes the effect of all dilutive potential common shares that were outstanding during the respective periods, unless their impact would be anti-dilutive. We use the treasury stock method to calculate the dilutive effect of stock warrants, convertible debt and other common stock equivalents (potentially dilutive shares).  For the period ended December 31, 2009 above, we have excluded certain potentially dilutive shares from the calculation of diluted (loss) earnings per share.

NOTE 15 – SEGMENT INFORMATION

 The Company operates under the following business segments:

1.	Product Sales - The Company purchases and sells diesel, gasoline, fuel oil and kerosene in the PRC.

2.	Agency Sales - The Company acts as an agent in the purchase and sale of products by other gas and oil distributors in the PRC ..

Six Months Ended December 31, 2009	Product Sales (000’s)	Agency Sales (000’s)	Consolidated Total (000’s)
Net Sales	$123,643	$6,954	$130,597
Cost of Sales	105,060	-	105,060
Segment Operating Income	17,176	6,954	24,130
Segment Assets	153,752	-	153,752
Expenditures for Segment Assets	7,646	-	7,646

Six Months Ended December 31 , 2008	Product Sales (000’s)	Agency Sales (000’s)	Consolidated Total (000’s)
Net Sales	$92,687	$5,431	$98,118
Cost of Sales	76,539	-	76,539
Segment Operating Income	13,938	5,431	19,369
Segment Assets	110,427	-	110,427
Expenditures for Segment Assets	1,994	-	1,994

Three Months Ended December 31, 2009	Product Sales (000’s)	Agency Sales (000’s)	Consolidated Total (000’s)
Net Sales	$67,636	$3,600	$71.236
Cost of Sales	57,308	-	57,308
Segment Operating Income	9,466	3,600	13,066
Segment Assets	153,752	-	153,752
Expenditures for Segment Assets	-	-	-

Three Months Ended December 31 , 2008	Product Sales (000’s)	Agency Sales (000’s)	Consolidated Total (000’s)
Net Sales	$50,160	$3,482	$53,643
Cost of Sales	41,704	-	41,704
Segment Operating Income	8,414	3,482	11,896
Segment Assets	110,427	-	110,427
Expenditures for Segment Assets	1,273	-	1,273

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated for subsequent events between the balance sheet date of December 31, 2009 and February 12, 2010, the date the condensed consolidated financial statements were issued.

Conversion of Series A Preferred Stock to Common Stock

In January 2010, certain Investors elected to convert a total of 600,000 shares of Series A Preferred Stock to 600,000 shares of the Company’s common stock.

Exercise of Class B Common Stock Purchase Warrants

In January 2010, the remaining holder of 285,714 of Class B Common Stock Purchase Warrants elected to convert the stock warrants to purchase the Company’s common stock on a cashless basis.  A total of 107,339 shares of common stock were issued to the holder upon exercise.

NOTE 17 – RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-06, “Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”. ASU 2009-06 provides additional implementation guidance on accounting for uncertainty in income taxes and eliminates the disclosures required by paragraph ASC Topic 740-10-50-15(a) through (b) for nonpublic entities. The Company believes the adoption of ASU 2009-09 will not have a material impact on its unaudited condensed consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, “Revenue Recognition”, to require companies to allocate the overall consideration in multiple-element arrangements to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. The Company believes the adoption of ASU 2009-13 will not have a material impact on its unaudited condensed consolidated financial statements.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

4,724,747 Shares
Common Stock

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PROSPECTUS

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March 8, 2010

Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.